Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of August 3, 2017

Between

Allscripts Healthcare Solutions, Inc.

and

NantHealth, Inc.

i

5.18.	No Violation or Litigation	36
5.19.	Significant Business Partners	36
5.20.	No Finder	37
5.21.	Health Care Laws and Privacy Laws	37
5.22.	Exclusivity of Representations	38

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		38

6.1.	Organization of Buyer	38
6.2.	Authority of Buyer	38
6.3.	NantHealth Shares	39
6.4.	No Finder	39
6.5.	Disclaimer	39
6.6.	Exclusivity of Representations	39

ARTICLE VII ACTION PRIOR TO THE CLOSING DATE		40

7.1.	Mutual Cooperation	40
7.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters	40
7.3.	Consents of Third Parties; Governmental Approvals	41
7.4.	Operations Prior to the Closing Date	41
7.5.	Acquisition Proposals	43
7.6.	No Transfer of NantHealth Shares	43
7.7.	Schedule Updates	43

ARTICLE VIII ADDITIONAL AGREEMENTS		44

8.1.	Covenant Not to Compete or Solicit Business	44
8.2.	Use of Names	45
8.3.	Taxes	45
8.4.	Employees and Employee Benefit Plans	47
8.5.	SEC Financial Statements	48
8.6.	Obligations Regarding Deferred Revenue	49
8.7.	Acquired Subsidiary Wind Down Costs	50

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		51

9.1.	No Misrepresentation or Breach of Covenants and Warranties	51
9.2.	No Changes or Destruction of Property	51
9.3.	No Restraint or Litigation	51
9.4.	Necessary Governmental Approvals	51
9.5.	Seller Deliveries	51

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		51

10.1.	No Misrepresentation or Breach of Covenants and Warranties	51
10.2.	No Restraint or Litigation	52
10.3.	Necessary Governmental Approvals	52
10.4.	Buyer Deliveries	52

ARTICLE XI INDEMNIFICATION		52

11.1.	Indemnification by Seller	52

ii

11.2.	Indemnification by Buyer	54
11.3.	Notice of Claims	55
11.4.	Third Person Claims	55
11.5.	Exclusive Remedies	57
11.6.	Other Limitations on Indemnification	57
11.7.	Adjustment to Purchase Price	57

ARTICLE XII TERMINATION		58

12.1.	Termination	58
12.2.	Notice of Termination	58
12.3.	Effect of Termination	58

ARTICLE XIII GENERAL PROVISIONS		58

13.1.	Survival of Obligations	58
13.2.	Confidential Nature of Information	59
13.3.	No Public Announcement	59
13.4.	Notices	59
13.5.	Successors and Assigns	60
13.6.	Access to Records after Closing	60
13.7.	Entire Agreement; Amendments	60
13.8.	Partial Invalidity	61
13.9.	Waivers	61
13.10.	Expenses	61
13.11.	Execution in Counterparts	61
13.12.	Enforcement of Agreement	61
13.13.	Further Assurances	61
13.14.	Governing Law	62
13.15.	Time is of the Essence	62
13.16.	Submission to Jurisdiction	62

Exhibits

Exhibit A	Form of Amendment to Reseller Agreement
Exhibit B	Form of Reverse License Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Wellness Program License and Supply Agreement

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 3, 2017 (“Agreement”), between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Buyer”), and NantHealth, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller and certain of its affiliates described on Schedule 1.1A (collectively, the “Seller Parties”) operate, among other things, the Business (as defined below); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets, properties and business of Seller described herein primarily related to the Business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 3.3(d).

“Acquired Subsidiary” means, as applicable, Nant Health Canada, Nant Health India and/or Nant Health UK.

“Acquired Subsidiary Wind-Down” has the meaning specified in Section 8.7.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Affiliated Tax Group” means any group of corporations filing Tax Returns on an affiliated, combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included an Acquired Subsidiary or any direct or indirect predecessor of an Acquired Subsidiary.

“Agreed Accounting Principles” means GAAP principles consistently applied (and, with respect to any matter as to which there is more than one GAAP principle, as applied in the preparation of the Balance Sheet), with such exceptions as are set forth on Schedule 5.4.

“Agreed Adjustments” has the meaning specified in Section 3.3(c).

“Allocation Schedule” has the meaning set forth in Section 3.7.

“Alternative Arrangement Costs” has the meaning set forth in Section 3.5.

“Assumed Benefit Plan” has the meaning specified in Section 5.14(a).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Audit Opinion” has the meaning specified in Section 8.5(b).

“Audited Financial Statements” has the meaning specified in Section 8.5(a).

“Balance Sheet” means the unaudited consolidated balance sheet of the Seller Parties with respect to the Business as of March 31, 2017, as included in Schedule 5.4.

“Balance Sheet Date” means March 31, 2017.

“Business” means the Provider/Patient Engagement Solutions Business of the Seller Parties, (x) consisting of (i) the Seller Parties’ Healthcare Solutions Business Unit acquired from Harris Corporation, including the CareFx, FusionIQ, FusionOS and FusionFx software platforms with the patient portal, provider portal and clinical learning analytics technology solutions, (ii) the NantOS software connectivity solution acquired from Net.Orange, Inc., including Health Notebook and care coordination technology solutions, (iii) those certain assets described on Schedule 1.1B primarily related to the implementation of the foregoing solutions for wellness programs; and (iv) those certain vendor and partner/reseller agreements that are primarily related to the foregoing businesses, each of which is described on Schedule 1.1B, but (y) specifically excluding the Specifically Excluded Applications.

“Business Employee” has the meaning specified in Section 5.14(f).

“Business IP” has the meaning specified in Section 5.11(c).

“Business Owned IP” has the meaning specified in Section 5.11(d).

“Business Registered IP” has the meaning specified in Section 5.11(a).

“Business Service Provider” has the meaning specified in Section 5.11(g).

“Business Software” has the meaning specified in Section 5.11(b).

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers and employees of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Canadian Business Employee” has the meaning specified in Section 5.14(f).

“Canadian Privacy Legislation” means any Canadian federal or provincial Requirements of Law related to patient privacy and/or the security, use or disclosure of health care records.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Continuing Employee” has the meaning specified in Section 8.4(a).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Controlling Party” has the meaning specified in Section 11.4(c).

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Disclosure Supplement” has the meaning specified in Section 7.7.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind.

“Enforceability Exceptions” shall mean the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, fraudulent conveyance or transfer, receivership, moratorium or similar laws affecting creditors’ rights generally or by judicial discretion in the enforcement of equitable remedies and by public policies generally.

“Equity Assignments” means the instruments to transfer title to the Subsidiary Equity Interests to Buyer or its designees, each in form and substance reasonably satisfactory to Buyer.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with Seller, is considered a single employer pursuant to Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Estimated Working Capital” means the Valuation Date Working Capital, as defined herein, but determined on an estimated basis by Seller in good faith and as reflected in the certificate referred to in Section 3.2.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Business Records” means all of the following books, documents, records and files of the Seller Parties: (i) all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement; (ii) the charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, equityholder and equity transfer records and all other similar records of Seller; (iii) all personnel, employment and medical records pertaining to any employee of Seller and its Affiliates that cannot be transferred in compliance with applicable Requirements of Law; (iv) all Tax Returns relating to the Business and any notes, worksheets, files or documents relating thereto; (v) any legal files or other documents that are not primarily related to the Business; (vi) all insurance policies of Seller; (vii) any VAT records of the UK part of the Business; and (viii) books, documents, records and files not primarily used in or primarily held for use in the Business.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Excluded Subsidiary Liabilities” means all liabilities and obligations of any Acquired Subsidiary that would be “Excluded Liabilities” if such liabilities or obligations were instead liabilities or obligations of Seller.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Federal Health Care Program” means has the meaning specified in 42 U.S.C. § 1320a-7b(f).

“Final Allocation Schedule” has the meaning set forth in Section 3.7.

“Fundamental Representations” has the meaning set forth in Section 11.1(a).

“GAAP” has the meaning specified in Section 8.5(b).

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 5.9(a).

“Health Care Laws” means all applicable foreign, federal, state, and local Requirements of Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including: (i) the Medicare Statute (Title XVIII of the Social Security Act); (ii) the Medicaid Statute (Title XIX of the Social Security Act); (iii) TRICARE (10 U.S.C. Section 1071 et seq.); (iv) Veterans Health Administration Program (38 U.S.C. Chapter 17); (v) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal Stark Law (42 U.S.C. § 1395nn), the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Reporting and Returning of Overpayments Law (42 U.S.C. § 1320a-7k(d)), the federal Exclusion Laws (42 U.S.C. § 1320a-7), ), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the federal criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the federal Health Care Fraud Law (18 U.S.C. § 1347), and the federal Civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and all criminal laws relating to health care fraud and abuse (e.g., 18 U.S.C. §§ 286, 287, 664, 666, 669, 1001, 1035, 1341, 1343, 1347); (vi) the applicable provisions of HIPAA; (vii) the Public Health Service Act (42 U.S.C. § 201 et seq.), including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2; (viii) the Federal Food, Drug and Cosmetics Act; (ix) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; (x) all licensure and insurance Requirements of Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; and (xi) all Requirements of Law, Canadian federal and provincial government healthcare programs (including as regulated under the Canada Health Act and the provinces health insurance acts and all laws, rules, regulations and policies governing the billing of such programs by healthcare professions), and Federal Health Care Program policies and program guidance relating to billing and reimbursement of healthcare products or services; and all comparable applicable foreign, federal, state, provincial and local Requirements of Laws for any of the foregoing and the applicable rules and regulations promulgated pursuant to all such Requirements of Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder by the U.S. Department of Health and Human Services at 45 C.F.R. Parts 160 and 164.

“Inactive Business Employee” has the meaning specified in Section 8.4(a).

“Indebtedness” means the principal of and accreted value and accrued and unpaid interest in respect of: (i) all indebtedness for borrowed money; (ii) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (iii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (iv) all obligations issued or assumed as the deferred purchase price of property or businesses, all conditional sale obligations and all obligations under any title retention agreement (but excluding ordinary course trade accounts payable), including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction; (v) all liabilities for any outstanding severance or consulting amounts or benefits owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider or officer and any Taxes payable in connection therewith; (vi) all liabilities relating to any deferred compensation, bonuses or phantom stock arrangements (in each case whether accrued or not) in respect of any current or former employee, service provider or officer and any Taxes payable in connection therewith, and any liabilities relating to any non-competition obligations; (vii) any obligations secured by any Encumbrance on any Purchased Asset; (viii) all obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing; (ix) all capitalized lease obligations (including any accounts payable or accrued expenses relating to any capital leases) as determined under GAAP and any off-balance sheet financing; (x) unfunded pension plan liabilities; (xi) guarantees with respect to any indebtedness or obligations of any other Person of a type described in clauses (i) through (x) above; and (xii) for clauses (i) through (xi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other out-of-pocket fees, costs, expenses or other payment obligations related thereto. Notwithstanding anything herein to the contrary, any liabilities or obligations individually identified and reflected as a dollar amount in Valuation Date Working Capital shall not be included in the definition of Indebtedness.

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnitor” has the meaning specified in Section 11.3(a).

“Independent Auditor” has the meaning specified in Section 8.5(b).

“Instrument of Assignment and Assumption” means the instrument of assignment and assumption, in form and substance reasonably satisfactory to Buyer and Seller, giving effect to the transfer of Purchased Assets and Assumed Liabilities (but excluding the Subsidiary Equity Interests, Excluded Assets and Excluded Liabilities) to Buyer or its designees as of the Closing.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“IRS” means the Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended, and any regulations adopted thereunder.

“IT Systems” has the meaning specified in Section 5.11(l).

“Knowledge of Seller” means, as to a particular matter, the current actual knowledge of the following people: Charles Kim; Patrick Soon-Shiong; Paul Holt; Ron Louks; Allen Roesler; Sarah Chavarria; Patrick Lane; and Eric Leader.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“Material Adverse Effect” means with respect to the Business or the Seller Parties, any change, circumstance or event which, individually or in the aggregate with any other change, circumstance or event, is material and adverse to (i) the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) the business, assets, properties, operations, earnings or financial condition of the Business or the Seller Parties, taken as a whole; provided, that in determining whether there has been a Material Adverse Effect, any adverse effects directly resulting from or directly attributable to any of the following (either alone or in combination with other such like circumstances or events) shall be disregarded: (a) changes in general economic conditions in the United States (except to the extent such changes affect the Business in a disproportionate manner to similarly situated businesses in the industry); (b) changes in the general conditions in the industry in which the Business operates (except to the extent such changes affect the Business in a disproportionate manner to similarly situated businesses in the industry); (c) the announcement or pendency of this Agreement, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners; (d) any changes in applicable laws or accounting rules or the enforcement, implementation or interpretation thereof (except to the extent such changes affect the Business in a disproportionate manner to similarly situated businesses in the industry); and (e) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Nant Health Canada ” means Nant Health Canada, Inc., a corporation incorporated under the laws of British Columbia.

“Nant Health India” means Nant Health Technologies India Pvt. Ltd., a corporation organized under the laws of India.

“Nant Health UK” means Nant Health UK Limited, a limited liability company incorporated and registered under the laws of England and Wales.

“NantHealth Shares” has the meaning specified in Section 3.1.

“NantHealth Shares Assignment” means the instrument to transfer title to the NantHealth Shares to Seller, in form and substance reasonably satisfactory to Seller.

“New Matter ” means any matter occurring after the date of this Agreement which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules. For the avoidance of doubt, New Matters shall not include any matter (i) arising on or prior to the date of this Agreement that was required to have been disclosed in the Schedules as of the date of this Agreement or (ii) arising as a result of a breach by Seller or its Affiliates of any covenant or agreement contained herein.

“Non-assignable Assets” has the meaning specified in Section 3.5.

“OHSA” has the meaning specified in Section 5.15(d).

“ Open Source Software” means any software or other material distributed as “free software,” “open source software” or under “copyleft” or other similar licensing or distribution terms or under any license approved by the Open Source Initiative as set forth at www.opensource.org, including the following licenses: GNU General Public License (GPL),

GNU Lesser General Public License (LGPL), GNU affero General Public License (AGPL), MIT License (MIT), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Owned Software” has the meaning specified in Section 5.11(d).

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (iii) liens imposed by any securities laws and (iv) any easement, encroachment, covenant, restriction, right of way and other similar encumbrances affecting the Transferred Leased Real Property.

“Permitted Share Restrictions” means (i) transfer restrictions under applicable federal and state securities laws, (ii) any Encumbrances arising or resulting as of the Closing by, through or under Seller or any of its Affiliates and (iii) any Encumbrances in favor of Seller arising pursuant to this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Information” means any information in any form or format that identifies or could reasonably be used to identify an individual (including but not limited to Protected Health Information and all financial, billing and medical information and any other information of any Business website visitors, customers, those persons included in any demographic or other analysis performed for customers, or other information collected by Seller (to the extent related to the Business) or its employees, authorized agents or subcontractors in connection with the Business that could be reasonably associated with an identifiable person).

“Preliminary Accounting Report” has the meaning specified in Section 3.3(a)(iii).

“Preliminary Valuation Date Balance Sheet” has the meaning specified in Section 3.3(a)(i).

“Preliminary Working Capital” has the meaning specified in Section 3.3(a)(ii).

“Privacy Laws” means applicable Requirements of Laws or standards imposed by self-regulatory organizations that apply to the processing of Personal Information and includes, (i) the Gramm- Leach-Bliley Act, 15 U.S.C. § 6801 et seq., (ii) HIPAA, (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.) including 42 U.S.C. §§ 290dd-3, 290ee-3, 42 C.F.R. Part 2,

(iv) the Federal Trade Commission Act, 15 U.S.C. § 41, et seq., (v) the federal Telephone Consumer Protection Act and (vi) the Payment Card Industry Data Security Standard (“PCI-DSS”, and all rules and operating regulations of the credit card associations (such as Visa, MasterCard, American Express or Discover Network); and all comparable foreign, federal, state and local Requirements of Law for any of the foregoing, including the Canadian Privacy Legislation, and the rules and regulations promulgated pursuant to all such Requirements of Laws.

“Proposed Update” has the meaning specified in Section 7.7.

“Protected Health Information” has the meaning given to it under HIPAA (45 C.F.R. § 160.103) and includes electronic protected health information.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

“Reseller Agreement” means that certain Amended and Restated Mutual License and Reseller Agreement by and between Seller and Allscripts Healthcare, LLC, effective as of June 26, 2015, as amended from time to time.

“Reseller Agreement Amendment” means the amendment to the Reseller Agreement to be entered into by and between Allscripts Healthcare, LLC and Seller at the Closing in substantially the form of Exhibit A, provided that the parties shall, between the date hereof and the Closing Date, negotiate in good faith to finalize Exhibits A and B to such amendment.

“Reverse License Agreement” means the License Agreement to be entered into by Buyer and Seller at the Closing in the form attached hereto as Exhibit B.

“Rule 3-05 Financial Statements” has the meaning specified in Section 8.5(a).

“Schedules” means the Disclosure Schedules delivered by the parties on the date hereof.

“SEC” has the meaning specified in Section 8.5(a).

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Agreements” has the meaning specified in Section 2.1(j).

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by a Seller Party under this Agreement or in connection herewith.

“Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Seller Parties” has the meaning specified in the recitals to this Agreement.

“Seller Plan” has the meaning specified in Section 5.14(a).

“Significant Business Partner” has the meaning specified in Section 5.19.

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Specifically Excluded Applications” means the following assets and properties of the Seller Parties as of the Closing Date: all omics testing platforms and omics analytics technology (including the technology referred to as “GPS Cancer”), device connectivity (DeviceConX), payor-provider collaboration (the NaviNet platform and applications, including Open and All Payor Access), oncology decision support (eviti), the Assisteo home health business, the medication adherence business (Vitality) and vital signs collection (VitalsConX) technology solutions.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any other Person which, at the time of determination, is Controlled by such Person.

“Subsidiary Equity Interests” has the meaning specified in Section 2.1(a).

“Tax” (and, with correlative meaning, “Taxable”) means: (i) any United States federal, state or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, capital, employment, payroll, governmental premises and contributions, withholding, alternative or add-on minimum, ad valorem, value-added, escheat/unclaimed property, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of being a transferee or successor or as a result of any obligation under any contract or Tax indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning specified in Section 12.1(b).

“Third Person Claim” has the meaning specified in Section 11.4(a).

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, together with all goodwill associated with any of the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transferred Employee” has the meaning specified in Section 8.4(a).

“Transferred Leased Real Property” has the meaning specified in Section 2.1(f).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Seller and Buyer at the Closing in the form attached hereto as Exhibit C, provided that the parties shall, between the date hereof and the Closing Date, negotiate in good faith to finalize Schedule I to such agreement.

“Unaudited Financial Statements” has the meaning specified in Section 8.5(a).

“Valuation Date” means the close of business on the Closing Date.

“Valuation Date Balance Sheet” has the meaning specified in Section 3.3(b).

“Valuation Date Working Capital” means an amount, which may be positive or negative, equal to the Valuation Date Working Capital Assets less the Valuation Date Working Capital Liabilities.

“Valuation Date Working Capital Assets” means the sum of the assets of the Seller Parties included in the Purchased Assets, on a consolidated basis, that are classified as current assets in the Valuation Date Balance Sheet as determined in accordance with the Agreed Accounting Principles; provided, however, that in no event will Valuation Date Working Capital Assets include any deferred tax assets.

“Valuation Date Working Capital Liabilities” means the sum of the liabilities of the Seller Parties included in the Assumed Liabilities, on a consolidated basis, that are classified as current liabilities in the Valuation Date Balance Sheet as determined in accordance with the Agreed Accounting Principles; provided, however, that in no event will Valuation Date Working Capital Liabilities include any (i) deferred tax liabilities, (ii) deferred revenue liabilities or (iii) any liabilities and obligations retained by the Seller Parties including those contemplated in Section 8.4.

“Wellness Program License and Supply Agreement” means that certain Wellness Program License and Supply Agreement to be entered into by and between Seller and Buyer at the Closing in the form attached hereto as Exhibit D.

1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute or regulation means such statute or regulation as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; provided that any fact or item disclosed in any section of the Schedules shall be deemed to have been disclosed with respect to (a) the representations and warranties contained in the corresponding section, subsection or paragraph of this Agreement and (b) all other applicable representations or warranties in this Agreement if the applicability of such disclosure to any other applicable representation or warranty would be reasonably apparent on its face to a Person reviewing the Schedules. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. References herein to the Business shall refer to the Business as operated by the Seller Parties. References to any Seller Party shall be deemed to include any entity that has been merged into or is otherwise a predecessor to such Seller Party with respect to the operation of the Business. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to Seller the Instrument of Assignment and Assumption, and Seller shall deliver to Buyer the Instrument of Assignment and Assumption and the Equity Assignments, pursuant to which Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of Seller in, to and under the following assets and properties, as the same shall exist on the Closing Date, other than the Excluded Assets (herein collectively called the “Purchased Assets”):

(a) all of the issued and outstanding shares of Nant Health Canada, Nant Health India (other than one “director nominee” share) and Nant Health UK (the “Subsidiary Equity Interests”);

(b) all of the assets reflected on the Balance Sheet, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business;

(c) all notes and accounts receivable generated by the Business;

(d) all inventory of Seller used or intended to be used primarily in the Business;

(e) subject to the terms of Section 3.5, to the extent transferable under applicable Requirements of Law, all Governmental Permits, if any, that are primarily used in the Business;

(f) subject to the terms of Section 3.5, all rights and incidents of, and benefits accruing in and to the leased real property (including the buildings, structures, fixtures and improvements located thereon to the extent included pursuant to the terms of the respective lease) listed on Schedule 2.1(F) (the “Transferred Leased Real Property”);

(g) all Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith) primarily used in or primarily relating to the Business, including those listed on Schedule 5.11(A);

(h) all Trade Secrets and other proprietary or confidential information primarily used in or primarily relating to the Business;

(i) all Software primarily used in or primarily relating to the Business, including such Software as is listed on Schedule 5.11(B), including all Intellectual Property rights therein that are owned by Seller;

(j) subject to the terms of Section 3.5, the rights and benefits in and to all the leases, contracts and other agreements primarily relating to the Business, including those listed on Schedule 2.1(J) (the “Seller Agreements”);

(k) all rights, claims and causes of action against third parties relating to the assets, properties, business or operations of Seller relating primarily to the Business;

(l) all existing papers, sales and business files and records, property records, contract records, test and design records, product specifications, drawings, engineering, maintenance, operating and production records, supplier and customer lists and other accounting, financial and business records and documents of Seller (including all personnel records of Transferred Employees other than Excluded Business Records) to the extent primarily used in the Business, whether maintained in electronic or physical form (the “Records”); provided that Seller shall be entitled to retain copies of all such Records to the extent necessary for Tax purposes or in connection with any action, investigation or proceeding by a Governmental Body;

(m) all telephone and telephone facsimile numbers and other directory listings utilized by Seller primarily in connection with the Business; and

(n) all other properties and assets that are owned by Seller and are primarily used in or primarily held for use in the Business, including the properties and assets listed on Schedule 2.1(N), which, for the avoidance of doubt, do not include any net operating losses or similar Tax attributes of Seller that may have arisen with respect to the Business.

2.2. Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Purchased Assets shall not include any assets, properties or rights not described in Section 2.1(a) through Section 2.1(n) (which, for the avoidance of doubt, shall not include any properties and assets that are not primarily used in or primarily held for use in the Business), and, without limiting the foregoing, shall not include, and Seller shall not sell, grant, convey, transfer, assign or deliver, and the Buyer shall not purchase, acquire or accept, any of the following assets, properties and rights of Seller whether or not used by the Business (collectively, the “Excluded Assets”), all of which assets and properties will be retained by the Seller or its Affiliates:

(a) all cash and cash equivalents, marketable securities or investments in other Persons, and similar types of investments, bank deposits, investment accounts, bank accounts, lockboxes, intercompany loans, certificates of deposit or treasury bills;

(b) except as listed on Schedule 2.1(N), all (i) corporate-wide or division-wide systems, properties and assets not primarily used in the Business and (ii) systems, properties and assets managed by the corporate-wide information technology group of Nantworks and its Affiliates, including for the foregoing clauses (i) and (ii), management information systems and software, computer and communications systems and software and related third-party software, IP address spaces, voicemail and messaging systems and related Intellectual Property rights and technology and assets, including the assets that will be utilized by the Seller or its Affiliates in providing services to the Buyer under the Transition Services Agreement;

(c) except to the extent provided in Section 8.2, any Trademarks, including the marks and names “Nant”, “NantHealth” or any related or similar trade names, Trademarks, service marks or logos to the extent the same incorporate the names Nant, “NantHealth” or any variation thereof;

(d) all Patent Rights (other than Patent Rights that are described in Section 2.1(g);

(e) all other Intellectual Property rights of Seller not specifically described or listed in Section 2.1;

(f) all insurance policies maintained by Seller and all rights of action, lawsuits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

(g) all rights in connection with, and assets of, the Seller Plans other than the Assumed Benefit Plans, any offer letters, employment or consulting agreements or similar agreements entered into by the Seller or its Affiliates and any other employee benefit plan, program, policy or arrangement maintained or contributed to by Seller or its Affiliates, other than the Seller Agreements;

(h) all rights in connection with any contract or agreement that is not a Seller Agreement;

(i) all Excluded Business Records;

(j) Seller’s rights under the contracts, agreements, commitments, understandings and instruments listed in Schedule 2.2(J);

(k) the Specifically Excluded Applications, and any assets of the Business primarily related thereto;

(l) any rights to any refunds, and any deposits of Seller with any Governmental Body, relating to Taxes for which Seller is liable pursuant to Section 8.3; and

(m) the properties and assets listed on Schedule 2.2(M).

2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to Seller, and Seller shall deliver to Buyer, the Instrument of Assignment and Assumption pursuant to which Buyer shall assume and agree to discharge only the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof (the following liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are collectively referred to herein as the “Assumed Liabilities”):

(a) all liabilities of Seller with respect to the Business reflected in the Valuation Date Working Capital as a dollar amount;

(b) all liabilities and obligations of Seller under (i) the Seller Agreements, (ii) the contracts, agreements, commitments, understandings and instruments with respect to the Business not required by the terms of Section 5.16 to be listed in a Schedule to this Agreement and (iii) the contracts, agreements, commitments, understandings and instruments entered into by Seller with respect to the Business after the date hereof consistent with the terms of this Agreement, except (A) in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default, (B) in each case, to the extent such liabilities and obligations would be required to be reflected on a balance sheet as of the Valuation Date with respect to the Purchased Assets prepared in accordance with the Agreed Accounting Principles and were not so reflected in the Valuation Date Balance Sheet and not taken into account as a deduction in determining Valuation Date Working Capital pursuant to Section 3.3 and (C) that in the case of clauses (i), (ii) and (iii), Buyer shall only assume and discharge any liabilities and obligations arising prior to the Closing to the extent reflected as current liabilities in the calculation of Valuation Date Working Capital; and

(c) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.3.

2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities, which are to be expressly assumed by Buyer pursuant to the Instrument of Assignment and Assumption (all such liabilities and obligations not being assumed herein, the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a) all liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.3;

(b) any payables and other liabilities or obligations of Seller with respect to the Business to any other business unit of Seller or any of Seller’s Affiliates (except to the extent individually identified and reflected as a current liability in the calculation of Valuation Date Working Capital);

(c) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(d) any liabilities or obligations in respect of any Excluded Assets;

(e) any liabilities in respect of lawsuits, claims, suits, proceedings or investigations, regardless of when made or asserted, relating to, resulting from or arising out of the operation of the Business during the period prior to the Closing (including any of the foregoing relating to the failure or the alleged failure by Seller to comply with applicable Requirements of Laws or perform its obligations or otherwise comply with the terms of any Seller Agreement);

(f) all liabilities and obligations resulting from or arising out of the operation of the Business on or prior to the Closing (except to the extent individually identified and reflected as a dollar amount in Valuation Date Working Capital or constituting an Assumed Liability under Section 2.3(b));

(g) any liability under or with respect to any current or former compensation or employee benefit plan, policy, program, arrangement or agreement, including Seller Plans other than the Assumed Benefit Plans, or otherwise arising in connection with the employment or pay practices of Seller or any of its Affiliates;

(h) any liabilities or obligations relating to, in respect of, or that may become owed to, current or former employees of the Business, including accrued compensation and worker’s compensation claims, relating to the period prior to the Closing, other than such liabilities or obligations relating to the Assumed Benefit Plans;

(i) any liabilities or obligations relating to any current or former employees of the Seller or any of Seller’s Affiliates who do not become Transferred Employees in accordance with Section 8.4; or

(j) any and all Indebtedness of Seller or any Affiliate of Seller.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall consist of the aggregate of (i) 15,000,000 shares of common stock, par value $0.0001 per share, of Seller, owned by Buyer (the “NantHealth Shares”), and delivered to Seller free and clear of all Encumbrances, other than Permitted Share Restrictions, and (ii) the Assumed Liabilities. The Purchase Price shall be subject to adjustment at Closing based on the Valuation Date Working Capital as described in Section 3.4.

3.2. Determination of Estimated Working Capital. At least two business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by an authorized officer of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Seller’s best estimate of the Estimated Working Capital, including an estimate of the various accounts which such officer anticipates based upon the most recent available financial statements will be reflected on the Valuation Date Balance Sheet prepared in accordance with the Agreed Accounting Principles. Seller and Buyer will discuss such Estimated Working Capital and Seller shall consider in good faith any reasonable changes requested by Buyer. If the parties are unable to agree on the Estimated Working Capital, the Estimated Working Capital provided by Seller, after considering such changes requested by Buyer, shall be used solely for purposes of calculating any payments due at Closing pursuant to Section 4.2 and any subsequent adjustments thereto pursuant to Sections 3.3 and 3.4.

3.3. Determination of Valuation Date Working Capital.

(a) As promptly as practicable following the Closing Date (but not later than 75 days after the Closing Date), Buyer shall:

(i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Valuation Date, which balance sheet shall reflect the Purchased Assets and the Assumed Liabilities (the “Preliminary Valuation Date Balance Sheet”);

(ii) determine the Valuation Date Working Capital in accordance with the provisions of this Agreement (such Valuation Date Working Capital as determined by Buyer being called the “Preliminary Working Capital”); and

(iii) deliver to Seller the Preliminary Valuation Date Balance Sheet and a certificate setting forth the Preliminary Working Capital (the “Preliminary Accounting Report”).

(b) Promptly following receipt of the Preliminary Accounting Report, Seller may review the same and, within 30 days after the date of such receipt, may deliver to Buyer a certificate (signed by its chief financial officer or its chief accounting officer) setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Working Capital as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If Seller does not so object within such 30-day period, the Preliminary Valuation Date Balance Sheet and the Preliminary Working Capital set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(c) If Seller so objects within such 30-day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Working Capital and, if Seller and Buyer so resolve any such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Working Capital set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Valuation Date Balance Sheet and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d) If any objections raised by Seller are not resolved by Agreed Adjustments within the 30-day period next following such 30-day period, then Buyer and Seller shall submit the objections that are then unresolved to Deloitte LLP, or, if Deloitte LLP is unwilling or unable to accept such appointment, to another national accounting firm acceptable to both Seller and Buyer, and such firm (the “Accounting Firm”) shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The Preliminary Valuation Date Balance Sheet and the Preliminary Working Capital, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e) The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.

3.4. Adjustment. Promptly (but not later than five days) after the determination of the Valuation Date Working Capital pursuant to Section 3.3 that is final and binding as set forth therein:

(i) if the Valuation Date Working Capital exceeds the Estimated Working Capital, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to the excess of the Valuation Date Working Capital over the Estimated Working Capital; or

(ii) if the Estimated Working Capital exceeds the Valuation Date Working Capital, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to the excess of the Estimated Working Capital over the Valuation Date Working Capital.

3.5. Consents of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if any assignment or transfer or attempt to make such an assignment or transfer is not permitted without the consent, approval or waiver of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of Buyer or the applicable Seller Party thereunder. Seller shall, or shall cause the applicable Seller Parties to, use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend any material amount of money, commence litigation or offer or grant any material financial or other accommodation to any third party), and Buyer shall reasonably cooperate with Seller, to obtain the consent, approval or waiver of, or provide the required notice to, such third parties to or of the assignment to the Buyer of any Purchased Asset or any claim or right or any benefit arising thereunder or otherwise transfer the rights and benefits of any Non-assignable Asset (as defined below) to Buyer. If such consent, approval or waiver is not obtained, or such notice is not made on or before the Closing Date, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller Party or any of its or their Affiliates thereunder so that the Buyer would not in fact receive all such rights, or if such asset is not transferable under applicable Requirements of Law with or without such consent, approval, waiver or notice (any assets so described, the “Non-assignable Assets”), Seller shall, or shall cause the applicable Seller Parties to, use commercially reasonable efforts (but without any obligation to expend a material amount of money, commence litigation or offer or grant any material financial or other accommodation to any third party), and Buyer shall reasonably cooperate with Seller, to (i) obtain such required consent, approval, waiver or notice as soon as practical following the Closing Date, (ii) provide to Buyer the benefits of the applicable Non-assignable Assets to the extent such provision would not violate any third party right; provided that Buyer shall fulfill the corresponding obligations to the extent the Buyer would have been responsible therefor if such consent, approval, waiver or notice had been obtained and such Non-assignable Assets assigned to Buyer, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer and (iv) enforce at the request of Buyer and for the account of Buyer any rights of the Seller Parties arising from any such Non-assignable Assets (including the right to elect to terminate any Seller Agreement in accordance with the terms thereof upon the request of Buyer). In connection with any such arrangement, Buyer shall reimburse the applicable Seller Party and each of their applicable Affiliates for any reasonable and documented out-of-pocket costs and expenses actually incurred by the applicable Seller Party and each of their applicable Affiliates in connection with the performance of any such Non-assignable Assets, but only to the extent that such out-of-pocket costs and expenses would have been otherwise incurred by Buyer or its Affiliates had such Non-assignable Asset been assigned, transferred or conveyed as contemplated by this Agreement, including any liability arising out of Buyer’s failure to perform thereunder (such costs and expenses, the “Alternative Arrangement Costs”). Seller shall, or shall cause the applicable Seller Party to, promptly pay to Buyer when received all monies received (other than Taxes that are the obligation of the applicable Seller Party to remit to the relevant Governmental Body), after offsetting applicable Alternative Arrangement Costs incurred but not yet reimbursed by Buyer or its Affiliates, by such Seller Party under such Non-assignable Asset or any claim or right or any benefit arising thereunder. Notwithstanding the foregoing, nothing in this Section 3.5 shall limit the obligations of the Seller Parties under the Transition Services Agreement.

3.6. Unintentional Transfers; Additional Purchased Assets.

(a) To the extent that right, title or interest to any asset, property or right which was not used in connection with the Business on the Closing Date, or which is an Excluded Asset, is acquired by the Buyer or any assignee of the Buyer under this Agreement (directly or indirectly), (i) the Buyer agrees to, or cause any applicable assignee of the Buyer to, promptly transfer any such asset, property or right for nominal consideration to the Seller or Affiliate of the Seller as the Seller may specify and (ii) to the extent permitted by Requirements of Law, such asset, property or right shall be held in trust for Seller or its Affiliate pending such transfer. Seller shall be responsible for reasonable out-of-pocket expenses incurred by Buyer in connection with the transfer contemplated by this Section 3.6(a).

(b) To the extent that any properties, assets, rights or interests primarily related to or primarily used in the Business are owned by an Affiliate of Seller that is not a Seller Party, they shall be included within the defined term “Purchased Assets” for purposes hereof, if they would have been so included pursuant to Section 2.1 if owned by any Seller Party, and Seller shall cause such Affiliate to convey such properties, assets, rights and interests to Buyer.

3.7. Allocation of Purchase Price. Within 60 days following the determination of the Valuation Date Working Capital pursuant to Section 3.3, Buyer shall provide to Seller a schedule (the “Allocation Schedule”) allocating the final Purchase Price among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code. If Seller does not provide notice of disagreement to Buyer within 30 days of receiving the Allocation Schedule, the Allocation Schedule shall be binding as the final Allocation Schedule (the Allocation Schedule, as finalized pursuant to this Section 3.7, the “Final Allocation Schedule”). If Seller provides notice of disagreement to Buyer within such 30-day period, Seller and Buyer shall discuss in good faith Seller’s disagreement and, if Seller and Buyer resolve such disagreement within 30 days (or longer prior as agreed between the parties) of Seller receiving the Allocation Schedule, the Allocation Schedule shall be revised to reflect such resolution and as so revised shall be the Final Allocation Schedule. The parties agree (and agree to cause each of their respective Affiliates) to utilize the allocation set forth in any Final Allocation Schedule for all Tax purposes, including the filing of all Tax Returns and in the course of all Tax-related proceedings, unless otherwise required by applicable Requirements of Law pursuant to a final determination in connection therewith. If Seller and Buyer are unable to resolve such disagreements within such 30 days (or longer period as agreed between the parties), each of Seller and Buyer shall be entitled to determine and allocate the final Purchase Price among the Purchased Assets in the manner it determines in its sole discretion, and neither party shall have any liability to the other with respect to such allocations.

ARTICLE IV

CLOSING

4.1. Closing Date. The Closing shall be consummated at 1:00 PM, Chicago time, on August 31, 2017 or such later date and time as may be agreed upon by Buyer and Seller after the conditions set forth in Articles IX and X have been satisfied, at the offices of Buyer, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The Closing shall be deemed to have become effective as of 11:59 PM., Chicago time, on the date on which the Closing is actually held, and such time and date are referred to herein as the “Closing Date.”

4.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing Buyer shall effect the delivery to Seller of the NantHealth Shares free and clear of all Encumbrances (except for Permitted Share Restrictions). In addition, if the Estimated Working Capital exceeds $0, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer at least two business days prior to the Closing, an amount equal to the excess of the Estimated Working Capital over $0 and, if the Estimated Working Capital is less than $0, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller at least two business days prior to the Closing, an amount equal to the amount by which the Estimated Working Capital is less than $0.

4.3. Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Seller all the following:

(a) the NantHealth Shares Assignment, duly executed by Buyer, and original share certificates representing the NantHealth Shares, duly endorsed in blank for transfer;

(b) the Instrument of Assignment and Assumption, duly executed by Buyer;

(c) the certificate of Buyer contemplated by Section 10.1, duly executed by an authorized officer of Buyer; and

(d) the Wellness Program License and Supply Agreement, the Reseller Agreement Amendment, the Reverse License Agreement and the Transition Services Agreement, in each case duly executed by Buyer or an Affiliate of Buyer.

4.4. Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at the Closing, Seller shall deliver to Buyer all the following:

(a) the Equity Assignments, duly executed by Seller, and such other certificates or instruments required under applicable Requirements of Laws to transfer title to the Subsidiary Equity Interests;

(b) the Instrument of Assignment and Assumption duly executed by each Seller Party;

(c) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(d) all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(e) the Wellness Program License and Supply Agreement, the Reseller Agreement Amendment, the Reverse License Agreement and the Transition Services Agreement, in each case duly executed by Seller;

(f) the certificates of Seller contemplated by Sections 9.1 and 9.2, duly executed by an authorized officer of Seller;

(g) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(h) a certificate of non-foreign status pursuant to Section 1445 of the Code; and

(i) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take, and cause each other Seller Party to take, all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller has delivered certain disclosure Schedules referenced herein contemporaneously with the execution of this Agreement. For purposes of Article V, any matter disclosed in any Schedule shall be deemed to be disclosed for purposes of all other applicable sections of Article V to the extent it is reasonably apparent on its face that such disclosure is relevant to such other sections or subsections. The Schedules may contain information that is not specifically required by this Agreement. Any such information is provided solely for Buyer’s general information and shall not, and shall not be deemed to, expand the scope of the representations set forth in this Article V. The inclusion of any such information in the Schedules shall not be evidence of or constitute an admission that such information is material for purposes of this Agreement. Except as set forth in the Schedules referred to herein and delivered to Buyer contemporaneously herewith, and in the documents and other materials identified in the Schedules, and subject to the limitations contained in Article XI, the Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date follows:

5.1. Organization of the Seller Parties. Each Seller Party is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Except as would not have a material and adverse impact on the ability of the Seller Parties to conduct the Business, each Seller Party is duly qualified to transact business as a foreign corporation or other business entity and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the

Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that any Seller Party is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. The Seller Parties have full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted. Each Seller Party and its jurisdiction of formation are listed in Schedule 5.1. All powers of attorney granted by any of the Acquired Subsidiaries prior to the Closing will terminate and be of no effect following the Closing.

5.2. Subsidiaries and Investments. Seller does not, directly or indirectly own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity which is primarily engaged in Business or holds any Purchased Assets other than those of the other Seller Parties. Each of Nant Health Canada and Nant Health UK is a wholly owned, direct subsidiary of Seller. The authorized share capital of Nant Health Canada is unlimited, and 10,001 shares are issued and outstanding. Nant Health UK is not required under applicable Requirements of Laws to designate the number of its authorized shares, and one share is issued and outstanding. In the case of each of Nant Health Canada and Nant Health UK, all equity interests (i) have been duly issued in compliance with all Requirements of Laws and are outstanding as fully paid and non-assessable, and (ii) at the Closing Date, such shares will be duly issued in compliance with all Requirements of Laws and will be outstanding as fully paid and non-assessable. Seller owns 49,999 shares of Nant Health India and 1 share of Nant Health India is owned by a director nominee as required by applicable law. The Acquired Subsidiaries do not, directly or indirectly own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity.

5.3. Authority of Seller.

(a) Seller and each other Seller Party has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller and, as applicable, each other Seller Party, have been duly authorized and approved by Seller’s and, as applicable, each other Seller Party’s board of directors and do not require any further authorization or consent of any Seller Party or their respective equityholders. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and, as applicable, each other Seller Party thereto, and upon execution and delivery by the applicable Seller Party will be a legal, valid and binding obligation of such Seller Party enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a change in rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the charter or by-laws of any Seller Party, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller Party is a party or any of the Purchased Assets is subject or by which any Seller Party is bound, (D) any Court Order to which a Seller Party is a party or any of the Purchased Assets is subject or by which a Seller Party is bound, or (E) any Requirements of Laws affecting any Seller Party, the Purchased Assets or the Business; or

(ii) except as set forth on Schedule 5.3(B)(ii), require the approval, consent, authorization or act of, or the making by any Seller Party of any declaration, filing or registration with, any Governmental Body.

5.4. Financial Statements. Schedule 5.4 contains (i) the unaudited consolidated balance sheet of the Seller Parties with respect to the Business as of December 31, 2016 and the related statement of income for the year then ended and (ii) the unaudited balance sheet of Seller with respect to the Business as of March 31, 2017 and the related statement of income for the three months then ended. Except as set forth therein, such balance sheets and statements of income have been prepared in conformity with the Agreed Accounting Principles, and such balance sheets and related statements of income present fairly in all material respects the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby.

5.5. Operations Since Balance Sheet Date.

(a) Since the Balance Sheet Date, except as described on Schedule 5.5(A), there has been:

(i) no Material Adverse Effect; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.

(b) Since the Balance Sheet Date, except as described on Schedule 5.5(B), the Seller Parties have conducted the Business only in the ordinary course and in conformity in all material respects with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, the Seller Parties have not, in respect of the Business:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers by Seller to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Seller after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(ii) cancelled any material debts owed to or claims held by any Seller Party (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(iii) materially accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(iv) materially delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(v) instituted any material change in compensation or benefits with respect to any Business Employee; or

(vi) made any change in the accounting principles and practices used by the Seller Parties from those applied in the preparation of the Balance Sheet and the related statements of income for the period then ended; or

(vii) agreed or committed to do any of the foregoing.

5.6. No Undisclosed Liabilities. The Business does not have any material liabilities, except for (a) liabilities reflected on the financial statements referred to in Section 5.4, (b) liabilities incurred in the ordinary course of the Business since the Balance Sheet Date, (c) Excluded Liabilities, (d) liabilities for future performance under any contract, agreement, commitment, understanding or instrument related to the Business and (e) liabilities set forth on Schedule 5.18(C).

5.7. Taxes.

(a) Seller has, in respect of the Business, the Purchased Assets and the Acquired Subsidiaries, filed or caused to be filed all Tax Returns which are required to be filed, and Seller has, in respect of the Business, the Purchased Assets and the Acquired Subsidiaries, paid all Taxes (whether or not shown on any Tax Return);

(b) all such Tax Returns are complete and accurate, in the case of Seller in all material respects, and disclose all Taxes required to be paid in respect of the Business, the Purchased Assets and the Acquired Subsidiaries;

(c) no extension of time within which to file any Tax Return related to any of the Acquired Subsidiaries is in effect;

(d) there are no liens for Taxes upon the Purchased Assets or the assets of any Acquired Subsidiary except liens relating to current Taxes not yet due;

(e) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes or Tax Returns of the Business, the Purchased Assets or the Acquired Subsidiaries;

(f) Neither Seller nor any Acquired Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business, the Purchased Assets or the Acquired Subsidiaries;

(g) all monies required to be collected or withheld by Seller or the Acquired Subsidiaries (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business and/or the Acquired Subsidiaries, as applicable;

(h) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and, except for any stamp duty imposed on the transfer of the Acquired Subsidiaries, no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement;

(i) none of the Acquired Subsidiaries has been a member of an Affiliated Tax Group;

(j) none of the Acquired Subsidiaries is liable for the Taxes of any other Person under any agreement or arrangement, as transferee or successor, by contract, or otherwise;

(k) no claim has ever been made by a Governmental Body in a jurisdiction where an Acquired Subsidiary has never paid Taxes or filed Tax Returns asserting that such Acquired Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

(l) all Tax sharing arrangements and Tax indemnity arrangements relating to the Acquired Subsidiaries will terminate prior to the Closing Date and no Acquired Subsidiary will have any liability thereunder on or after the Closing Date;

(m) any powers of attorney granted by any of the Acquired Subsidiaries prior to the Closing relating to Taxes will terminate and be of no effect following the Closing;

(n) none of the Acquired Subsidiaries is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no election has been made under Treasury Regulation § 1.7701-3 with respect to the federal income Tax classification of any of the Acquired Subsidiaries;

(o) the shares of Nant Health Canada are not “Taxable Canadian Property” within the meaning of the ITA;

(p) Nant Health Canada has not acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the ITA) for an amount that is other than the fair market value of such property or services, nor has Nant Health Canada been deemed to have done so for purposes of the ITA. For all transactions between Nant Health Canada, on the one hand, and any non-resident Person with whom Nant Health Canada was not dealing at arm’s length, for the purposes of the ITA, on the other hand, Nant Health Canada has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA; and

(q) there are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the ITA, or any equivalent provision under applicable provincial law, to Nant Health Canada. Nant Health Canada has not claimed nor will it, prior to the Closing, claim any reserve under any provision of the ITA or any equivalent provincial provision, if any amount could be included in the income of Nant Health Canada for any period ending after the Closing Date.

5.8. Availability of Assets. Upon the Closing, the Purchased Assets, along with the Transition Services Agreement, will be sufficient for Buyer to continue, in all material respects, the conduct of the Business as of the Closing in substantially the same manner as conducted by the Seller Parties immediately prior to the Closing.

5.9. Governmental Permits. The Seller Parties own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list of each Governmental Permit. The Seller Parties have fulfilled and performed their respective obligations under each of the Governmental Permits, and, to the Knowledge of Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit. Notwithstanding the foregoing, nothing in this Section 5.9 shall be deemed to constitute a warranty, representation or obligation on the part of Seller or any other Seller Party that relates to compliance with any (a) zoning ordinances or building codes, (b) environmental permits or Requirement of Law relating to environmental matters, (c) Requirement of Law relating to labor and employment matters or (d) Requirement of Law relating to the Seller Plans or other employee benefit matters.

5.10. Real Property.

(a) Schedule 5.10(A) sets forth the address of each location at which Seller or any Affiliate of Seller is a lessee of or operates any real property (i) where any Business Employee works or (ii) where any tangible Purchased Assets are located.

(b) Except as set forth in Schedule 5.10(B), Seller has the right to quiet enjoyment of all the Transferred Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Seller or its Affiliates in the Transferred Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.

(c) To the Knowledge of Seller, neither the whole nor any part of the Transferred Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

5.11. Intellectual Property; Software.

(a) Schedule 5.11(A) sets forth a complete and accurate list of all of the following Intellectual Property owned by a Seller Party primarily related to the Business: (i) registered Trademarks (including the registration number and country and for Internet domain names the registrant organization and registrar); (ii) Patent Rights (including the number and country in which such patent has issued, or, if not issued, the application serial number, date of filing and country); and (iii) registered Copyrights (including the registration number and country) (collectively the “Business Registered IP”). All material fees and required filings associated with maintaining any registrations or pending applications for the Business Registered IP which are due or payable have been made or paid in a timely manner to the proper Governmental Body. Schedule 5.11(A) identifies each currently known filing, payment, and other material action that must be made or taken on or before the date that is 60 days after the Closing Date, in order to maintain any pending application or current registration for any Business Registered IP in full force and effect. Each application and registration included in the Business Registered IP has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, and each such registration is valid and enforceable. For all Business Registered IP, Seller has provided the Buyer with access to true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all such applications and registrations in Seller’s possession or control, to the extent the foregoing materials are not publicly available.

(b) Schedule 5.11(B) sets forth a complete and accurate list (showing in each case any owner, licensor or licensee) of all material Software owned by, licensed to or used by the Seller Parties primarily related to the Business (“Business Software”); provided that, except for any Software included in the Business Software that is owned by a third party and licensed or sublicensed to a Seller Party and is incorporated into or distributed with any Owned Software, Schedule 5.11(B) does not list mass market Software licensed to any Seller Party that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(c) The Intellectual Property (including Business Registered IP and Business Software) included in the Purchased Assets constitutes all of the material Intellectual Property and Software owned, licensed or used by a Seller Party which is primarily related to the Business (collectively, “Business IP”).

(d) All Intellectual Property and Software included in the Business IP that is owned, or purported to be owned, by a Seller Party and is primarily related to the Business (collectively, “Business Owned IP” and as to Software only, “Owned Software”) is owned by a Seller Party free and clear of any Encumbrances (excluding Permitted Encumbrances). The Seller Parties have a valid right to use the Software and Intellectual Property included in the Business IP that is owned by a third party and licensed or sublicensed to a Seller Party.

(e) The applicable Seller Party has taken commercially reasonable steps to protect its rights in, and to safeguard and maintain the secrecy and confidentiality of, the confidential or non-public information, Business Software (including source code and system specifications) and Trade Secrets included in the Business IP.

(f) The conduct of the Business does not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate, and since July 1, 2015 has not infringed, misappropriated, diluted, used or disclosed without authorization, or otherwise violated, any intellectual property rights of any third party; provided, however, that with respect to any third party’s patent rights, the foregoing representation is only made to Seller’s Knowledge. Except as set forth on Schedule 5.18(C), no action, suit or proceeding has been initiated or is pending and no third Person has notified Seller in writing, or to Seller’s Knowledge provided any other notice, that alleges the Business as currently conducted, including the design, development, research, manufacture, testing, offering, provision, support, licensing, sale, marketing, advertising, distribution, making available or other commercialization of the Business IP, or the use and practice or other exploitation of any Business IP as currently conducted, infringes, misappropriates, dilutes, uses or discloses without authorization, or otherwise violates any of their intellectual property rights , unfair competition or trade practices under the Requirements of Laws of any relevant jurisdiction.

(g) Except as provided in Schedule 5.11(G), each current and former employee of the Seller Parties, consultant and independent contractor to the Seller Parties who is or was at any time independently or jointly involved in the creation or development of any intellectual property for the Seller Parties (each a “Business Service Provider”) has executed and delivered valid, binding written instruments that assign to the Seller Parties all of such Business Service Provider’s rights, title and interest to such intellectual property rights developed or created by such Business Service Provider for the Seller Parties. No Business Service Provider has retained any rights, licenses, claims or interest whatsoever with respect to any Business IP developed by the Business Service Provider for the Seller Parties and the Seller Parties have obtained the waiver of all non-assignable rights from each Business Service Provider.

(h) Each of the Seller Parties has entered into a valid and binding confidentiality and nondisclosure agreement with, or is owed professional fiduciary duties by, each of its current and former directors, officers, employees and any other Person to whom such Seller Party has provided access to the material Trade Secrets included in the Purchased Assets to protect the confidentiality of such Trade Secrets. To Seller’s Knowledge, there has not been any material breach of any such agreement.

(i) To Seller’s Knowledge, there is no infringement, misappropriation, unauthorized use or disclosure or other violation of any Business Owned IP and no Seller Party has instituted any action, suit or proceeding against any against any Person with respect to infringement, misappropriation, use or disclosure without authorization, or other violation of any Business Owned IP, nor have the Seller Parties issued any written communication inviting any third Person to take a license, authorization, covenant not to sue or the like with respect to any Business Owned IP. None of the Business Owned IP is made available for use by any Person other than the Seller Parties, except pursuant to a license granted by Seller in the ordinary course of business consistent with past practice (and not related to any infringement or other violation by the licensee or potential licensee).

(j) No Governmental Body or any university, college, other educational institution or research center has a material claim or right to claim any material right in the Business Owned IP.

(k) The Seller Parties have complied at all times in all material respects with all relevant requirements of any applicable data protection Requirement of Law, contract, or Court Order in the conduct of the Business. None of the Seller Parties has received any Court Order or other written notification from a Governmental Body regarding non-compliance or violation of any data protection principles or Requirement of Law in connection with the conduct of the Business. No Person has claimed any compensation from the Seller Parties for the loss of or unauthorized disclosure or transfer of personal data in connection with the operation of the Business.

(l) With respect to the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (including Personal Information) whether or not in electronic format, primarily used by the Seller Parties in connection with the operation of the Business (the “IT Systems”): (i) to the Knowledge of Seller, there have been no successful unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any material unplanned downtime or service interruption thereof, (iii) the Seller Parties have implemented commercially reasonable measures in accordance with industry practice to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including security patches or security upgrades that are generally available therefor, and (iv) no third party providing technology services to the Seller Parties has failed to meet any material service obligations. The Seller Parties have implemented reasonable backup and recovery technology processes consistent with industry standard practices.

(m) In connection with their operation of the Business, the Seller Parties have established and are in material compliance with an information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of the Seller Parties’ business data and Personal Information; (ii) is designed to protect against unauthorized access to the IT Systems and Personal Information of the Seller Parties; (iii) satisfies the Privacy Laws; and (iv) includes breach notification policies and procedures to provide notice to Persons regarding information security incidents involving acquisition, access, loss, theft, use or disclosure of Personal Information in an unauthorized manner.

(n) To the Knowledge of Seller, none of the Business Software included in the Purchased Assets that has been licensed or sold by any Seller Party (but excluding any such Software licensed or sold without any warranties, express or implied (including beta Software)):

(i) contains any material bug, defect or error that materially or adversely affects the use, functionality or performance of such Business Software by such end users other than those discovered and corrected in the ordinary course of the Seller Parties’ software maintenance procedures; or (ii) fail to operate or comply, in any material respect, with any applicable warranty, specification or contractual commitment relating to the use, functionality or performance of such Business Software made by the Seller Parties. The Owned Software and, to the Knowledge of Seller, the Business Software that is not Owned Software does not contain any unauthorized disabling codes or instructions, spyware, Trojan horses, worms, trap doors, unauthorized backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses and other software or unauthorized programming routines that materially or adversely permit or cause (or are suspected or known to permit or cause) any unauthorized access to, or material disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, software, data or systems.

(o) Schedule 5.11(O) contains a complete and accurate list of all Open Source Software used in any Owned Software. The Seller Parties are in compliance with the terms and conditions of all licenses for such Open Source Software, and have not used such Open Source Software in a manner that requires that any Owned Software to (i) be disclosed, made available or distributed in source code form; or (ii) be licensed, made available or provided to any third party on a royalty-free basis or in a manner that would allow such third party to modify, make derivative works based on, decompile, disassemble, reverse engineer or otherwise access the source code of, any such Owned Software (other than the applicable Open Source Software itself).

(p) Except as set forth on Schedule 5.11(P) and other than (i) source code included in the Owned Software distributed through software development kits and other interfacing source code included in the Owned Software distributed or made available to end users in the ordinary course of business, (ii) customized source code included in the Owned Software developed solely for and delivered to customers for use in connecting or integrating customer systems with the core Software products of the Business or implementations thereof, and (iii) source code included in the Owned Software deposited with third party escrow agents pursuant to source code escrow provisions or the benefit of the customer’s internal use in agreements entered into in the ordinary course of business, the source code for any Owned Software has not been disclosed, delivered or made available to any escrow agent or other Person who is not an employee or consultant of the Seller Parties that has executed valid and binding confidentiality and nondisclosure agreement related to the Owned Software.

(q) The execution and delivery and effectiveness of this Agreement and any agreement, document or instrument contemplated by this Agreement, the performance of the Seller Parties’ obligations under this Agreement and the consummation by the Seller Parties of the transactions contemplated hereby, in each case, will not, with or without notice or lapse of time, result in, or give any Person the right or option to: (i) declare or cause a loss of, Encumbrance on or the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Business Owned IP (including any grant, assignment or transfer to any other Person of any license or other right or interest under, to or in); or (ii) require additional payment obligations by Buyer or, except as set forth on Schedule 5.17, the consent of any other Person in order for Buyer to use or exploit the Business IP to the same extent as any Seller Party was permitted before the date hereof.

5.12. Accounts Receivable. All accounts receivable of Seller with respect to the Business have arisen from bona fide transactions by Seller in the ordinary course of the Business. To the Knowledge of Seller, all accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.

5.13. Title to Property. The Seller Parties have good and marketable title to all of the Purchased Assets (other than the Subsidiary Equity Interests), free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, the Seller Parties will thereby transfer to Buyer (or its designated Affiliates) good and marketable title to the Purchased Assets (other than the Subsidiary Equity Interests), subject to no Encumbrances, except for Permitted Encumbrances. Seller is the sole beneficial owner of and has good and marketable title to the Subsidiary Equity Interests, free and clear of all Encumbrances, except for (i) transfer restrictions under applicable federal, provincial and state securities laws and (ii) any Encumbrances in favor of Buyer arising pursuant to this Agreement. Seller has not granted, and there does not exist, any option or other purchase right, agreement, arrangement or commitment of any character relating to the Subsidiary Equity Interests. Upon delivery to Buyer on the Closing Date of the Equity Assignments, Seller will thereby transfer to Buyer good and marketable title to the Subsidiary Equity Interests, subject to no Encumbrances, except for (i) transfer restrictions under applicable federal, provincial and state securities laws, and (ii) any Encumbrances in favor of Buyer arising pursuant to this Agreement.

5.14. Employees and Related Agreements; ERISA.

(a) Schedule 5.14(A) sets forth a list of each material “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, retention, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, employment, consulting, change in control, retiree or other compensation or benefit plan, policy, trust, agreement, understanding or arrangement of any kind (whether oral or written) that provides benefits to employees or former employees or service providers of the Business, and to which Seller or any of its Affiliates, with respect to the Business, is a party or by which it is bound or pursuant to which it would be required to make any payment at any time (each, a “Seller Plan”). Schedule 5.14(A) lists each Seller Plan and separately identifies each Seller Plan that is maintained by an Acquired Subsidiary or maintained outside of the United States with respect to Business Employees or for Business Employees who are located primarily outside of the United States (each, an “Assumed Benefit Plan”) (including whether each such Assumed Benefit Plan that provides retirement or pension benefits provides such benefits on defined contribution or defined benefit basis). Except for the two individuals to be transferred out of the Acquired Subsidiaries prior to Closing as identified on Schedule 8.4(A), the Assumed Benefit Plans only provide benefits to Business Employees.

(b) Neither Seller nor any of its ERISA Affiliates has ever maintained, contributed to, or had any current or contingent obligation or liability with respect to the Business under any pension benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA). Except as would not result in any material liability to Buyer, neither Seller nor any of its Affiliates has any material liability of any kind whatsoever, whether direct, indirect, contingent, or otherwise, (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code, or (iv) under Title IV of ERISA.

(c) Seller has made available to Buyer, with respect to each Seller Plan, correct and complete copies, where applicable, of (i) the plan document and all amendments thereto (or, in the case of an unwritten plan, a description of the primary plan terms thereof, (ii) the most recent IRS determination or opinion letter and (iii) the Annual Report (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed plan year.

(d) Each Seller Plan complies, and has been administered to comply, in all material respects with its terms and with all Requirements of Law and, to the Knowledge of Seller, there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any such Seller Plan that would reasonably be expected to result in material liability to Buyer, any of its Affiliates or the Business.

(e) Each Seller Plan which is intended to qualify under Section 401(a) of the Code has received a current favorable determination letter or opinion letter from the IRS that such Seller Plan is so qualified under the Code; and no circumstances exists that would reasonably be expected to adversely affect such qualification.

(f) Schedule 5.14(F) contains: (i) a list of all employees who are primarily employed in the Business by Seller or any of its Affiliates (each, a “Business Employee”) as of August 1, 2017; (ii) each such employee’s date of hire, current annual base compensation, incentive compensation, vacation accrual as of August 1, 2017 and a description of the material benefits (other than those generally available to employees of Seller) provided by Seller to such employee, whether such employee has given notice of his or her intention to terminate his or her relationship with Seller or its Affiliates and whether any employee has been promised an increase in compensation or benefits; (iii) if such employee is an Inactive Business Employee, the date of their expected return to work, if known; and (iv) whether the Business Employee is employed by an Acquired Subsidiary (any such Business Employee employed by Nant Health Canada, a “Canadian Business Employee”).

(g) The execution, delivery and performance of this Agreement by the parties and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (A) except as set forth on Schedule 5.16(v), entitle any Business Employee to severance pay, change of control, retention, or any other payment, (B) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such Business Employee or (C) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Each Assumed Benefit Plan in which at least one Business Employee participates is listed in Schedule 5.14(H) by applicable country and Seller has made available to Buyer a true and correct copy of any Assumed Benefit Plan or, if no plan document exists, a written summary of the Assumed Benefit Plan. Except as set forth in Schedule 5.14(H) or as would not reasonably be expected to result in liability to Buyer (i) each Assumed Benefit Plan has been maintained and operated in compliance in all material respects with its terms and any applicable Requirements of Law, including taxation and funding requirements, (ii) no Assumed Benefit Plan for employees of any Acquired Subsidiary is a defined benefit pension plan or provides health and welfare benefits after termination of employment, other than in accordance with Requirements of Law, (iii) each Assumed Benefit Plan which is intended to be registered under Requirements of Law applicable to Canadian pension plans has been so registered; and no circumstances exist which might cause such Assumed Benefit Plan to cease being so registered, (iv) as of the date hereof, no litigation or asserted claims against Seller, the Acquired Subsidiaries or their respective Affiliates exists with respect to any such Assumed Benefit Plan (other than routine claims for benefits in the normal course of business), and (v) if any such Assumed Benefit Plan is intended to qualify for special Tax treatment, it has met all requirements for such treatment.

5.15. Employee Relations.

(a) To the Knowledge of Seller, the Seller Parties’ relations with their employees with respect to the Business are satisfactory. No Seller Party is a party to, and no Seller Party with respect to the Business is, to the Knowledge of Seller, affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining. To the Knowledge of Seller, none of the Business Employees are members of a bargaining unit, represented by a trade union or other employee bargaining agent, or are subject to a collective bargaining agreement and there is no organizing drive presently being carried out or that has been carried out since July 1, 2015.

(b) Current and complete copies of all employment contracts relating to Business Employees have been delivered or made available to the Buyer.

(c) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation relating to the Business, no Seller Party, in connection with the operation of the Business, has been reassessed in any material respect under such legislation since July 1, 2015 and, to the Knowledge of Seller, no audit of any Seller Party, in connection with the operation of the Business, is currently being performed pursuant to any applicable workplace safety and insurance Requirements of Law. There are no claims or potential claims relating to the operation of the Business which may materially adversely affect any Seller Party’s accident cost experience.

(d) All orders and inspection reports relating to the operation of the Business under applicable occupational health and safety legislation (“OHSA”) have been provided to the Buyer. There are no charges relating to the operation of the Business pending under OHSA. In connection with the operation of the Business, the Seller Parties have complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

5.16. Contracts. Except as set forth in Schedule 5.16 or any other Schedule hereto, no Seller Party is, with respect to the Business, a party to or bound by:

(i) any contract for the purchase or sale of services, materials, products, supplies, equipment or other assets which involves the payment of more than $250,000 in any calendar year beginning with 2016;

(ii) any contract for the purchase, licensing or development of Software providing for payments in an amount greater than $250,000 in any calendar year beginning with 2016 (other than mass market software licensed to Seller that is commercially available and subject to “shrink-wrap” or “click-through” license agreements) or the licensing by or to the Seller Parties of any Business Registered IP or Trade Secrets;

(iii) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(iv) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(v) any agreement as to length of notice or severance payment required to terminate an employee’s employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance;

(vi) any contract which (1) limits or restricts where any Seller Party may conduct the Business or the type or line of business in which any Seller Party may engage, (2) grants any exclusive or preferential rights to make, sell or distribute Seller’s or any of its Affiliates’ (including Buyer and its Affiliates after Closing) products or services, (3) grants “most favored nation” status to any other Person, (4) contains “requirements” provisions or other provisions obligating any Seller Party to purchase or obtain a minimum or specified amount of any product or service from any Person or (5) contains minimum sales or volume provisions; or

(vii) any contracts between any Seller Party, on one hand, and any director, officer or Affiliate of any Seller Party, on the other hand that will continue following the Closing.

5.17. Status of Contracts. Except as set forth in Schedule 5.17, each of the Seller Agreements constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each Seller Party has fulfilled and performed in all material respects its obligations under each of the Seller Agreements, and each Seller Party is not in, or alleged to be in, material breach or default under, nor to the Knowledge of Seller is there or is there alleged to be any basis for termination of, any of the Seller Agreements. To the Knowledge of Seller, (i) no other party to any of the Seller Agreements has materially breached or defaulted thereunder, and (ii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Seller Party or by any such other party. No Seller Party is currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been made available to Buyer by Seller.

5.18. No Violation or Litigation.

(a) Neither the Seller Parties, with respect to the Business, nor the Purchased Assets are subject to any Court Order.

(b) Since July 1, 2015, in connection with their operation of the Business, no Seller Party has been, and no Seller Party is, in violation or default under any Court Order or Requirement of Law applicable to the Business.

(c) Except as set forth on Schedule 5.18(C), there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting the Seller Parties in respect of the Purchased Assets or the Business.

5.19. Significant Business Partners. Schedule 5.19 sets forth a list of any vendor, service provider, supplier, customer, client or other commercial partner who generated annual revenue in excess of $250,000 for the account of or for the benefit of the Business for the fiscal year ended December 31, 2016, or to whom the Business made aggregate payments in excess of $250,000 annually for such period (collectively, the “Significant Business Partners”). Except as set forth on Schedule 5.19, since January 1, 2017, none of the Significant Business Partners has canceled, suspended or otherwise terminated, or has threatened in writing (or, to the Knowledge of Seller, orally) to cancel or notified any Seller Party in writing (or, to the Knowledge of Seller, orally) that it intends to, cancel, suspend or otherwise terminate the relationship of such Person with a Seller Party (to the extent related to the Business) or to materially reduce its business or materially and adversely change the terms upon which it pays for or provides products or services to the Business or is entitled to receive, or has received or claimed, any material credit, offset or payment under its contract with a Seller Party (to the extent related to the Business). No Seller Party has been notified in writing (or, to the Knowledge of Seller, orally) by any Significant Business Partner that, as a result of the consummation of the transactions contemplated by this Agreement, such Significant Business Partner will, in each case to the extent related to the Business, cancel, suspend or terminate its relationship with the Business, materially reduce its business with the Business, or materially and adversely change the terms upon which it pays for products or services from the Business.

5.20. No Finder. Neither Seller nor any Person acting on its behalf is obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.21. Health Care Laws and Privacy Laws.

(a) Each Seller Party has implemented policies, procedures, and/or programs designed to assure that such Seller Party and its directors, officers, employees, agents and personnel are, with respect to the Business, in compliance with the Health Care Laws. Since July 1, 2015, no Seller Party (with respect to the Business) has received any written notice from any Governmental Body, nor, to the Knowledge of Seller, has any claim or action been filed or commenced by any Person against any Seller Party (with respect to the Business), alleging that any Seller Party, in connection with the operation of the Business, is not in material compliance with any applicable Health Care Law.

(b) No Seller Party, nor any directors, officers, employees, or agents of any Seller Party, nor to the Knowledge of Seller, any subcontractor of the Seller Parties has, in connection with the operation of the Business, been excluded from participation in any Federal Health Care Program. No Seller Party nor any directors, officers or employees of any Seller Party has, in connection with the operation of the Business, been convicted of any crime for which exclusion is permitted under 42 U.S.C. § 1320a-7. To the Knowledge of Seller, no such exclusion proceedings are pending or threatened in writing against any Seller Party in connection with the operation of the Business.

(c) No Seller Party participates in, is authorized to bill or has directly claimed or received reimbursement from any Federal Health Care Program or from any other third-party payor program in connection with the operation of the Business. No Seller Party, in connection with the operation of the Business, employs or contracts with any physicians or other healthcare professionals to provide services, including professional healthcare services requiring a license or accreditation under any Health Care Law.

(d) Since July 1, 2015, neither any Seller Party, nor any director, officer, or employee of any Seller Party, in connection with the operation of the Business, has knowingly made or caused to be made or used any false record or statement (or omitted to state a material fact required to be stated therein) material to a false or fraudulent claim for payment submitted to a Governmental Body or Federal Health Care Program.

(e) At all times since July 1, 2015, each Seller Party has, in connection with the operation of the Business, (x) adopted and implemented compliance policies, procedures, and/or programs designed to assure that such Seller Party and its employees and personnel are in material compliance with the Privacy Laws and all contractual and fiduciary obligations relating to the privacy, publicity, data protection and processing of Personal Information and otherwise taken commercially reasonable measures to ensure that Personal Information is protected against loss, theft and against loss, theft unauthorized access, use, modification, disclosure or other misuse and (y) conducted periodic security risk assessments in accordance with HIPAA. The Seller Parties have never, in connection with the operation of the Business, experienced, or reported to a Governmental Body or affected individual or HIPAA-covered entity, a Breach of

“Unsecured Protected Health Information,” as such term is defined at 45 C.F.R. § 164.402, a use or disclosure of “Protected Health Information” as such term is defined at 45 C.F.R. § 160.103, in violation of HIPAA, or Breach of any Personal Information. For purposes of this Section 5.21(e), “Breach” means the acquisition, access, use or disclosure of Personal Information in an unauthorized manner or in violation of HIPAA or state data breach laws.

(f) No Protected Health Information collected in connection with the operation of the Business is used for secondary purposes such as data analytics or data aggregation without first being de-identified in accord with 45 C.F.R. § 164.514(b). All Protected Health Information held by the Seller Parties in connection with the operation of the Business at rest or in transit is encrypted to the standard specified by the U.S. Department of Health and Human Services.

5.22. Exclusivity of Representations. Except as expressly set forth in this Article V, neither Seller, nor any other Seller Party, nor any Person on behalf of Seller or any other Seller Party makes any representation or warranty, express or implied, in respect of any Seller Party, the Business, the Purchased Assets or, except as expressly set forth in any agreement, instrument or other document entered into in connection with this Agreement, otherwise in connection with the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2. Authority of Buyer.

(a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the charter or by-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body.

6.3. NantHealth Shares. Buyer is the sole beneficial owner of and has good and marketable title to the NantHealth Shares, free and clear of all Encumbrances, except for Permitted Share Restrictions. Buyer has not granted, and there does not exist, any option or other purchase right, agreement, arrangement or commitment of any character relating to the NantHealth Shares. Upon delivery to Seller on the Closing Date of the NantHealth Shares Assignment, duly executed by Buyer, and original share certificates representing the NantHealth Shares, duly endorsed in blank for transfer, Buyer will thereby transfer to Seller good and marketable title to the NantHealth Shares, subject to no Encumbrances, except for Permitted Encumbrances. Other than the NantHealth Shares, Buyer does not have any other equity interest in Seller.

6.4. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.5. Disclaimer. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, NO SELLER PARTY IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, RESPECTING THE PURCHASED ASSETS, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to, as well as any information, documents or other materials are not and will not be deemed to be representations or warranties of Seller except to the extent expressly set forth in ARTICLE V.

6.6. Exclusivity of Representations. Except as expressly set forth in this Article VI, neither Buyer nor any Person on behalf of Buyer makes any representation or warranty, express or implied, in respect of Buyer or, except as expressly set forth in any agreement, instrument or other document entered into in connection with this Agreement, otherwise in connection with the transactions contemplated hereby.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1. Mutual Cooperation. Seller and Buyer shall each use commercially reasonable efforts to cause the conditions set forth in Articles IX and X, respectively, to be satisfied on a timely basis. Subject to the confidentiality undertaking in Section 13.2, Seller shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) such reasonable access during normal business hours as Buyer shall reasonably request, upon reasonable prior notice and in such a manner that does not unreasonably disrupt the Seller Parties’ businesses, to the Transferred Leased Real Property, Business Employees and business and financial records (including computer files, retrieval programs and similar documentation) primarily related to the Business and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of Seller primarily related to the Business as shall be reasonably requested. Buyer shall not have access to matters, the disclosure of which would, upon the good faith advice of counsel to Seller, adversely affect attorney-client privilege possessed any Seller Party or any of their Affiliates or violate any Requirements of Law. Buyer will not communicate with any employees, suppliers or customers of the Business relating to this Agreement and the transactions contemplated hereunder without first obtaining the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), which consent may require that the communication be undertaken jointly with the Seller.

7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) During the period prior to the Closing Date, Seller will notify Buyer promptly upon the occurrence, to the Knowledge of Seller, of (i) any Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been disclosed under Section 5.18 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Seller Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date.

7.3. Consents of Third Parties; Governmental Approvals.

(a) Seller will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Seller Agreement required to be obtained to assign or transfer any such Seller Agreements to Buyer or to otherwise satisfy the conditions set forth in Section 9.5; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may withhold consent, in its sole discretion, in connection with any proposed condition that would limit the future operation of Buyer’s or its Affiliates’ respective businesses, including the Business, in any material respect or impose additional material costs on Buyer). During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).

(b) During the period prior to the Closing Date, Seller and Buyer shall each cooperate with the other and use commercially reasonable efforts to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.4; provided that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may withhold consent, in its sole discretion, in connection with any proposed condition that would limit the future operation of Buyer’s or its Affiliates’ respective businesses, including the Business, in any material respect or impose additional material costs on Buyer).

7.4. Operations Prior to the Closing Date.

(a) Seller shall, and shall cause the other Seller Parties to, operate and carry on the Business only in the ordinary course and in all material respects as presently operated. Consistent with the foregoing, Seller shall, and shall cause the other Seller Parties to, use commercially reasonable efforts consistent with good business practice to keep and maintain the Purchased Assets in good operating condition and repair and use commercially reasonable efforts consistent with good business practice to maintain the Business intact and to preserve the goodwill of the suppliers, contractors, licensors, Business Employees, customers, distributors and others having business relations with the Business. In connection therewith, the Seller shall not, and shall cause the other Seller Parties to not, with respect to any Business Employee (i) transfer such Business Employee to another business unit of Seller, (ii) offer such Business Employee employment by another business unit of Seller or its Affiliate after the Closing Date or (iii) otherwise attempt to persuade any such Business Employee to terminate his or her relationship with the Seller Parties or not to commence employment with Buyer after the Closing.

(b) Notwithstanding Section 7.4(a), except as described in Schedule 7.4 or as expressly contemplated by this Agreement or except with the express written approval of Buyer, which approval shall not be unreasonably withheld, Seller shall not, and shall cause the other Seller Parties to not:

(i) make any material change in the Business or the operations of the Seller Parties with respect to the Business;

(ii) make any capital expenditure (including capitalized software) with respect to the Business or enter into any contract or commitment therefor;

(iii) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.16 if in effect on the date hereof or enter into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 13.5;

(iv) enter into any contract for the purchase of real property to be used in the Business or any option to extend a lease listed in Schedule 5.10(B);

(v) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers by Seller to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;

(vi) cancel any debts owed to or claims held by the Business (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(vii) create, incur or assume, or agree to create, incur or assume, any Indebtedness that would give rise to any lien on the Purchased Assets;

(viii) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(ix) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(x) make, or agree to make, any distribution of any assets that would otherwise be Purchased Assets to Seller or any of its Affiliates;

(xi) make any material change in the compensation or benefits of the Business Employees;

(xii) terminate any Business Employees for a reason other than cause;

(xiii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case to the extent doing so would affect the Taxes payable by the Buyer or the Acquired Subsidiaries after the Closing Date; or

(xiv) make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4; or

(xv) agree or commit to do any of the foregoing.

7.5. Acquisition Proposals. Seller will not, and will not authorize or permit any officer, director or employee of Seller or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit or encourage, or furnish information with respect to the Business to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Business, other than as contemplated by this Agreement. Seller will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Business, other than Buyer.

7.6. No Transfer of NantHealth Shares. Prior to the Closing, Buyer will not, and will not authorize or permit any officer, director or employee of Buyer or any Affiliate of Buyer, to sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by bequest, devise, or otherwise dispose of, including transfer to a receiver, levying creditor, trustee or receiver in bankruptcy proceedings or general assignee for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly (excluding the transfer of securities issued by Buyer), the NantHealth Shares, other than with respect to Permitted Share Restrictions.

7.7. Schedule Updates. From time to time prior to the Closing (in each case within three business days after Seller becomes aware of the New Matter or New Matters set forth therein), Seller shall have the right to deliver to Buyer a supplement or amendment to the Schedules (a “Proposed Update”). If, concurrently with the delivery of such Proposed Update, Seller informs Buyer in writing that, as a result of any New Matter or New Matters set forth in such Proposed Update, the conditions set forth in Section 9.1 will not be satisfied at the Closing without a supplement to the Schedules to reflect the New Matter(s) set forth in the Proposed Update, Buyer shall have the right to terminate this Agreement pursuant to Section 12.1(c) (disregarding the cure period set forth therein) within five business days following its receipt of such Proposed Update. If Buyer fails to terminate this Agreement within such five-business-day period, then such Proposed Update shall amend the Schedules (including the underlying representations and warranties and for purposes of Section 9.1) and shall be deemed a “Disclosure Supplement”, and Buyer will be deemed to have waived any right to indemnification pursuant to Section 11.1(a)(i) with respect to the New Matters set forth in such Disclosure Supplement. For avoidance of doubt, a Proposed Update shall not operate to amend the Schedules in any respect (and shall not be deemed a Disclosure Supplement) (a) if concurrently with the delivery of such Proposed Update, Seller does not inform Buyer in writing that, as a result of any New Matter or New Matters set forth in such Proposed Update, the conditions set forth in Section 9.1 will not be satisfied at the Closing or (b) with respect to any matter that is not a New Matter, irrespective of whether Seller informs Buyer that as a result of such matter the conditions set forth in Section 9.1 will not be satisfied.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Covenant Not to Compete or Solicit Business.

(a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Seller covenants and agrees that, for a period ending on the third anniversary of the Closing Date, neither Seller nor any of its Subsidiaries will:

(i) market to any health system customer any Software that is competitive with the Software included in the Business, except as contemplated by the Reseller Agreement Amendment;

(ii) solicit, induce or attempt to persuade any agent, supplier or customer of the Business to terminate or reduce or limit such agency or business relationship; or

(iii) hire any employee on Schedule 8.1(A)(iii) or solicit, induce or attempt to persuade or assist any employee of the Business to leave the employment of Buyer or any of its Affiliates; provided, however, that the foregoing restriction shall not prohibit a general solicitation through the media that is not targeted at employees of the Business;

Seller also covenants and agrees that from and after the Closing Date, it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

(b) If Seller or any Affiliate of Seller violates any of its obligations under this Section 8.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

8.2. Use of Names. For a period of six months after the Closing Date, Buyer and its Affiliates shall have the royalty-free right to refer to the Business as “formerly “NantHealth” and to use such reference in a reasonable and limited manner in advertising or in the description or name of any service or product from time to time purchased or sold by Buyer and its Affiliates in continuation of the Business. For a period of six months after the Closing Date, Buyer and its Affiliates shall have the further royalty-free right to sell or otherwise use or dispose of any materials which bear the name “Nant” or “NantHealth” alone or in combination with other words if such materials (i) were included in the Purchased Assets, (ii) are returned to Buyer or its Affiliates after the Closing Date or (iii) were contracted for by the Seller Parties prior to the Closing Date. Buyer and its Affiliates shall also have the royalty-free right from and after the Closing Date to use, for a period of three months following the Closing Date, any signs or other supplies which bear the name “Nant” or “NantHealth” alone or in combination with other words if such signs or supplies (i) were included in the Purchased Assets, or (ii) were contracted for by the Seller Parties prior to the Closing Date.

8.3. Taxes.

(a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) (i) relating to or imposed on Seller for any Taxable year or period, (ii) relating to or arising out of the ownership or operation of the Purchased Assets or Business on or prior to the Closing Date, (iii) imposed on any Acquired Subsidiary, or for which an Acquired Subsidiary may otherwise be liable, as a result of having been a member of an Affiliated Tax Group, (iv) imposed on any Acquired Subsidiary, or for which an Acquired Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, or (v) imposed on Buyer or any Affiliate of Buyer, or for which Buyer or an Affiliate of Buyer may otherwise be liable, as a result of Buyer or such Affiliate taking into account Subpart F income (within the meaning of Section 952 of the Code) related to income of an Acquired Subsidiary for any taxable year or period that ends on or before the Closing Date or, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date, except in each case to the extent such Taxes are individually identified and reflected as a dollar amount in the Valuation Date Working Capital. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) relating to or arising out of the ownership or operation of the Purchased Assets or Business after the Closing Date, provided that Buyer shall not be liable for any Taxes for which Seller is liable under this Agreement. For purposes of this Section 8.3, in the case of (x) any Taxes that are imposed in part on the ownership or operation of the Purchased Assets or Business on or prior to the Closing Date, and in part on the ownership or operation of the Purchased Assets or Business after the Closing Date or (y) any Taxes imposed with respect to any Straddle Period of an Acquired Subsidiary, such Taxes shall be allocated between the period ending on and including the Closing Date, and the period beginning after the Closing Date on a “closing of the books” basis, except that exemptions, allowances, deductions or Taxes that are calculated on a period basis (such as property Taxes and depreciation or amortization deductions) shall be allocated on a daily basis. Whenever it is necessary to determine the liability for Taxes imposed on Buyer or an Affiliate of Buyer with respect to Subpart F or other income of an

Acquired Subsidiary with respect to the portion of a Straddle Period of an Acquired Subsidiary ending on and including the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the Straddle Period of the Acquired Subsidiary consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the Acquired Subsidiary shall be allocated between such two taxable years or periods on a “closing of the books” basis by assuming that the books of the Acquired Subsidiary were closed at the close of the Closing Date, except that exemptions, allowances, or deductions that are calculated on a period basis (such as depreciation or amortization deductions) shall be allocated on a daily basis.

(b) Notwithstanding Section 8.3(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid equally by Seller and Buyer, except that any stamp duty imposed on the transfer of the Acquired Subsidiaries shall be paid by Seller. Buyer and Seller each agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business, the Purchased Assets or the Acquired Subsidiaries;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Business, the Purchased Assets or the Acquired Subsidiaries;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets, including the Acquired Subsidiaries, for which the other may have a liability under this Section 8.3; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e) Seller and Buyer agree that no proceeds shall be received or receivable by Seller as consideration in respect of the non-compete covenants contained in this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.3 shall be unconditional and absolute and shall remain in effect without limitation as to time.

8.4. Employees and Employee Benefit Plans.

(a) Buyer shall (i) with respect to employees employed by the Acquired Subsidiaries, continue the employment of the individuals listed as “continuing employees” on Schedule 8.4(A) as of immediately following the Closing (the “Continuing Employees”), and (ii) with respect to employees employed by Seller or its Affiliates (other than the Acquired Subsidiaries), offer, or cause Buyer’s Affiliates to offer, employment as of the Closing Date to each other Business Employee listed on Schedule 8.4(A), but only if such Business Employee is actively employed (including employees on vacation, holiday, jury duty or other similar absence) immediately prior to the Closing Date. Buyer also shall, or shall cause its Affiliates to, offer employment to each Business Employee who is not actively employed immediately prior to the Closing Date and who is able to return to active employment within three months after the Closing Date, or such longer period during which the Business Employee has a right of re-instatement in accordance with applicable Requirements of Laws (collectively, “Inactive Business Employees”), in each case promptly upon his or her return from any leave or other absence. The Continuing Employees and the other Business Employees who accept an employment offer from Buyer or any of its Affiliates and commence employment as of the Closing Date are referred to collectively herein as the “Transferred Employees”, and any Inactive Business Employee shall be treated as a Transferred Employee upon his or her return to, or commencement of, active employment with Buyer or its Affiliates.

(b) Buyer will, immediately following the Closing Date, provide each Transferred Employee with (i) at least the same base salary or base wage rate (as applicable) and bonus opportunity, in the aggregate, as Seller currently offers, and (ii) employee benefits (with credit for their prior service with Seller) which are in the aggregate substantially comparable in the aggregate to those made available either to such Transferred Employee immediately prior to the Closing or to similarly situated employees of Buyer.

(c) Effective as of the Closing Date, Buyer will recognize each Transferred Employee’s prior service with the Seller for purposes of eligibility to participate, vesting and determination of level of vacation, other paid time off or severance benefits and as may otherwise be required by applicable statute for Transferred Employees who are Canadian Business Employees (but not for other purposes, including benefit accruals under any defined benefit pension plan, or to the extent that such recognition would result in duplication of benefits).

(d) As of the Closing Date, Seller shall cause each Transferred Employee to be fully vested in his or her account under any 401(k) or similar U.S. retirement plan maintained by Seller or its Affiliates.

(e) Buyer and Seller shall cooperate to transition and rollover all vacation or paid time off that is accrued but unused as of the Closing Date for each Transferred Employee to the extent consistent with applicable Requirements of Laws, including if required by obtaining a consent from such Transferred Employee, and Buyer shall, or shall cause the Acquired Subsidiary to, acknowledge, assume and continue all such transitioned and rolled over accrued vacation or paid time off. As soon as administratively practicable after the Closing Date, to the extent required by the applicable Requirements of Laws and to the extent such vacation or paid time off is not otherwise transitioned or rolled over, Seller shall pay to each Transferred Employee all of such Transferred Employee’s vacation or paid time that is accrued but unused as of the Closing Date.

(f) Seller shall be solely responsible for offering continuation coverage to Transferred Employees, to the extent required, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g) Following the Closing, Seller will retain (i) all liabilities and obligations under each Seller Plan other than the Assumed Benefit Plans, and any other employee benefit plan, program, policy or arrangement maintained or contributed to by Seller or its Affiliates, (ii) all other liabilities and obligations including any severance payments whether pursuant to Requirements of Law or contract, salary, wages, bonuses, commissions, vacation with pay, or sick day obligations, in each case, with respect to any current or former employee or service provider who is not, or does not become, a Transferred Employee, and (iii) all liabilities and obligations with respect to any Transferred Employee relating to the period prior to Closing including but not limited to any amounts or benefits payable to the Transferred Employee in respect of employment prior to Closing.

(h) Nothing in this Section 8.4 shall (i) be construed as requiring the continued employment or engagement of any Transferred Employee or other service provider after the Closing Date, (ii) be construed as requiring Buyer to retain any current employee of Seller or its Affiliates other than the Transferred Employees or (iii) create any third-party rights under this Agreement for any Transferred Employee or any other current or former employee of the Business.

8.5. SEC Financial Statements.

(a) Seller shall obtain and deliver to Buyer by the date that is 70 days after the Closing, (i) audited financial statements for the Business for the year ended December 31, 2016 (the “Audited Financial Statements”), and (ii) unaudited year-to-date financial statements for the most recently completed quarterly period prior to Closing (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Rule 3-05 Financial Statements”). Seller shall reasonably cooperate with Buyer regarding other financial information relating to the Business that may be required in connection with any filing with the Securities and Exchange Commission (the “SEC”) by Buyer after the Closing.

(b) The Rule 3-05 Financial Statements will be (i) prepared in accordance with the books and records of the Business, (ii) prepared in accordance with Regulation S-X and United States generally accepted accounting principles (“GAAP”), (iii) prepared as either (x) carve-out financial statements or (y) abbreviated financial statements to the extent Buyer requests and receives pre-clearance from the SEC to use such abbreviated financial statements in any reports and registration statements of Buyer and (iv) in the case of the Audited Financial Statements, accompanied by an opinion (the “Audit Opinion”) of Ernst & Young LLP (the “Independent Auditor”), which opinion complies with Regulation S-X. Seller agrees to provide Buyer with an opportunity to review and comment on drafts of the Rule 3-05 Financial Statements, the form and substance of which shall be reasonably acceptable to Buyer, and with reasonable access to the books, records and personnel of the Business and Seller and all documents, schedules and work papers that are reasonably necessary for purposes of such review.

(c) To the extent Buyer is required to file the Rule 3-05 Financial Statements with the SEC under applicable Requirements of Law, then (i) Buyer will use its commercially reasonable efforts to request pre-clearance from the SEC to file the Rule 3-05 Financial Statements in the form of abbreviated financial statements rather than carve-out financial statements and (ii) Seller will use its commercially reasonable efforts to cause the Independent Auditor to provide to Buyer no later than five business days prior to the required filing date of the Rule 3-05 Financial Statements the consents necessary to permit the inclusion of the Audit Opinion with respect to the Audited Financial Statements in any reports and registration statements of Buyer.

(d) Whether or not Buyer is ultimately required to file the Rule 3-05 Financial Statements with the SEC under applicable Requirements of Law, Buyer shall reimburse Seller within 30 days of receipt of detailed invoices for all reasonable internal and out-of-pocket costs, fees and expenses incurred by Seller in connection with the preparation of the Rule 3-05 Financial Statements and the Audit Opinion, including any such costs, fees and expenses paid or payable to third party consultants (in each case, without markup and on a pass-through basis); provided, however, that Buyer shall have no obligation to reimburse Seller hereunder if the Rule 3-05 Financial Statements are not delivered to Buyer on or before the date that is 70 days after the Closing.

8.6. Obligations Regarding Deferred Revenue.

(a) From and after the Closing Date, Seller shall or shall cause its Affiliates to promptly perform all obligations in respect of any arrangements that (1) have given rise to deferred revenue attributable to the Business as of the Closing Date and (2) are identified on Schedule 8.6(A) (as updated prior to the Closing in accordance with Section 8.6(c)); provided, however, that if requested by Seller, Buyer shall contract with Seller to satisfy such obligations on Seller’s behalf (and the terms of any such agreement shall include (a) a service fee in an amount equal to the sum of (i) all internal and reasonably detailed costs of Buyer directly allocable to the provision of such services, plus (ii) all reasonable and documented out-of-pocket costs or expenses incurred by Buyer in connection with the provision of such service, plus (iii) an additional 25% margin on clauses (i) and (ii), (b) customary quarterly invoicing with 45 day payment terms and (c) such other terms as may be agreed between Buyer and Seller, which, to the extent applicable shall be substantially similar to the terms and conditions set forth in the Transition Services Agreement and otherwise as reasonably determined between Buyer and Seller in good faith). Schedule 8.6(A) lists the outstanding implementation and software development projects that are classified as deferred revenue liabilities in accordance with the Agreed

Accounting Principles by Seller as of June 30, 2017, including a reasonably detailed description of each project and the Seller’s good faith estimate of the time to complete such projects. Without the prior written consent of Seller, Seller shall not be responsible for the fulfillment of any deferred revenue liabilities in respect of arrangements that are entered into on or after the Closing Date by Buyer or in respect of the incremental portion of any amendments to arrangements existing as of the Closing agreed to by Buyer.

(b) The Parties acknowledge and agree that Buyer does not expect to incur, on an aggregate basis, a loss fulfilling the unbilled portion of the implementation and software development services (excluding maintenance and SaaS services) of any contracts with customers of the Business in effect as of the Closing Date and as listed on Schedule 8.6(B) (as updated prior to the Closing in accordance with Section 8.6(c)). To the extent that Buyer’s aggregate costs to fulfill such obligations under all such contracts exceed the sum of (i) the aggregate billable amounts attributable to the component of such contracts for such services plus (ii) the aggregate amounts payable by Seller to Buyer for such fulfillment, Seller shall pay to Buyer fifty percent (50%) of the amount of such excess without any additional markup. Buyer and Seller agree to discuss in good faith the basis and manner of calculating the amount of any such aggregate loss and Buyer agrees to make available to Seller any and all records relating to the costs of fulfilling such obligations in connection therewith.

(c) On or prior to the third business day prior to the Closing (but no earlier than five business days prior to the Closing), Seller shall prepare and deliver to Buyer in good faith updated versions of Schedule 8.6(A) and Schedule 8.6(B) reflecting outstanding implementation and software development projects as of such date, which Buyer shall review in good faith. Upon Buyer’s and Seller’s reasonable agreement upon the updated Schedule 8.6(A) and Schedule 8.6(B), such updated versions shall be deemed the final versions of Schedule 8.6(A) and Schedule 8.6(B) for the purposes of this Section 8.6.

8.7. Acquired Subsidiary Wind Down Costs. From and after the Closing, Buyer may wind-down, liquidate and dissolve the Acquired Subsidiaries (any such winding-down, liquidation or dissolution (or similar outcome in accordance with applicable Requirements of Laws), an “Acquired Subsidiary Wind-Down”). Seller shall, in accordance with this Section 8.7, reimburse Buyer and its Affiliates for all reasonable and documented out-of-pocket costs or expenses, including attorney fees, incurred by Buyer or its Affiliates in connection such Acquired Subsidiary Wind-Downs exceeding $50,000 in the aggregate; provided, however, that any such costs or expenses exceeding $100,000 in the aggregate shall be born equally by Seller and Buyer; provided, further, that Seller shall have no liability under this Section 8.7 in connection with any costs or expenses incurred in connection with any Acquired Subsidiary Wind- Down after the second anniversary of the Closing Date. Buyer shall give written notice to Seller reasonably promptly following any Acquired Subsidiary Wind-Down (including a description of reimbursable costs and expenses) if Buyer seeks reimbursement of costs and expenses hereunder, in which case Seller shall, within 30 days of receiving such written notice, pay all reimbursements to Buyer in immediately available funds.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller in his or her capacity as such.

9.2. No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect, and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of Seller by an authorized officer of Seller in his or her capacity as such.

9.3. No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened in writing by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.4. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 5.3(B)(ii) or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws.

9.5. Seller Deliveries. Seller shall have made all of the deliveries set forth in Section 4.4.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

10.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

10.2. No Restraint or Litigation. No action, suit, investigation or proceeding by any Governmental Body shall have been instituted or threatened in writing to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

10.3. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

10.4. Buyer Deliveries. Buyer shall have made all of the deliveries set forth in Section 4.3.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification by Seller.

(a) Seller agrees to defend, indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (whether or not involving a Third Person Claim):

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained in Article V of this Agreement (in each case, without giving effect to any “materiality,” or “Material Adverse Effect” or similar qualifiers or words of similar import contained in any such representation or warranty);

(ii) any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement;

(iii) any Excluded Liability;

(iv) any Excluded Subsidiary Liability;

(v) the facts and circumstances described in that certain letter, dated April 25, 2017, from Matthew G. McAndrews to Seller (c/o Patrick Soon-Shiong) and any claims by Tailstream Technologies, LLC or Kelley Wise (or their respective successors and assigns) in connection therewith (including any supplemental or incidental claims arising from substantially the same facts) to the extent such Losses and Expenses relate to alleged infringement by the Business on the intellectual property rights of Tailstream Technologies, LLC or Kelley Wise;

provided, however, that:

(A) Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to any individual Loss or Expense incurred by any Buyer Group Member that does not exceed $50,000;

(B) Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3(a), 5.7, 5.13 and 5.20 (the “Fundamental Representations”), as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $250,000, and once such amount is exceeded, Seller shall indemnify the Buyer Group Members for all Losses and Expenses from dollar one;

(C) in no event shall the aggregate amount required to be paid by Seller pursuant to clause (i) of this Section 11.1(a) (other than in respect of any Fundamental Representation) exceed $5,000,000;

(D) Seller shall not be required to indemnify and hold harmless under clause (v) of this Section 11.1(a) with respect to Losses and Expenses relating to the period after the Closing Date incurred by Buyer Group Members in excess of $500,000 in the aggregate, except that Seller and Buyer shall share equally all such Losses and Expenses that exceed $1,000,000 in the aggregate; and

(E) in no event shall the aggregate amount required to be paid by Seller pursuant to clause (v) of this Section 11.1(a) with respect to Losses and Expenses relating to the period after the Closing Date exceed $2,500,000.

(b) The indemnification provided for in Section 11.1(a) shall terminate 12 months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i) the Fundamental Representations and the covenants of Seller set forth in Sections 8.3, 13.2, 13.6 and 13.13, as to all of which no time limitation shall apply;

(ii) the indemnities set forth in Sections 11.1(a)(iii), 11.1(a)(iv) and 11.1(a)(v), as to which no time limitation shall apply;

(iii) the covenant set forth in Section 8.1, as to which the indemnification provided for in this Section 11.1 shall terminate 90 days following the expiration of the term of the covenants set forth therein;

(iv) all other covenants to be performed by Seller hereunder following the Closing, as to which the indemnification provided for in this Section 11.1 shall terminate 90 days following the performance thereof or the end of the period for performance specified herein (or, indefinitely, if no termination date for the performance of such covenant is specified); and

(v) any Loss or Expense for which any Buyer Group Member has provided a Claim Notice in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article XI, and, as applicable, satisfied in full by Seller.

11.2. Indemnification by Buyer.

(a) Buyer agrees to defend, indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from (whether or not involving a Third Person Claim):

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article VI of this Agreement (in each case, without giving effect to any “materiality,” or “Material Adverse Effect” or similar qualifiers or words of similar import contained in any such representation or warranty); or

(ii) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement;

provided, however, that:

(A) Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to any individual Loss or Expense incurred by any Seller Group Member that does not exceed $50,000;

(B) Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2(a), 6.3 and 6.4, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds $250,000, and once such amount is exceeded, Buyer shall indemnify the Seller Group Members for all Losses and Expenses from dollar one; and

(C) in no event shall the aggregate amount required to be paid by Buyer pursuant to clause (i) of this Section 11.2(a) (other than in respect of Sections 6.1, 6.2(a), 6.3 and 6.4) exceed $5,000,000.

(b) The indemnification provided for in Section 11.2(a) shall terminate 12 months after the Closing Date (and no claims shall be made by Seller under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i) the representations and warranties of Buyer set forth in Sections 6.1, 6.2(a), 6.3 and 6.4, as to which no time limitation shall apply;

(ii) the obligations of Buyer under the Instrument of Assignment and Assumption and the Equity Assignments, as to which no time limitation shall apply;

(iii) the covenants of Buyer set forth in Sections 8.3, 13.2, 13.6 and 13.13, as to all of which no time limitation shall apply;

(iv) all other covenants to be performed by Buyer hereunder following the Closing, as to which the indemnification provided for in this Section 11.1 shall terminate 90 days following the performance thereof or the end of the period for performance specified herein (or, indefinitely, if no termination date for the performance of such covenant is specified); and

(v) any Loss or Expense for which any Seller Group Member has provided a Claim Notice in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI and, as applicable, satisfied in full by Buyer.

11.3. Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (or believing in good faith that it may suffer or incur Losses or Expenses for which it is or may be entitled to indemnification hereunder) (the “Indemnified Party”) shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (a “Claim Notice”) as promptly as practicable and shall include in such Claim Notice (to the extent then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided that failure timely to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).

11.4. Third Person Claims.

(a) Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any Third Person Claim against any Indemnified Party is solely for money damages (and the potential liability of the Indemnitor exceeds the potential liability of the Indemnified Party thereunder, as reasonably determined by the Indemnified Party), or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived. The Indemnitor may not settle, adjust or compromise any Third Person Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed).

(c) Notwithstanding anything to the contrary herein, in the event of any Third Person Claim arising out of or relating to the matters set forth in Section 11.1(a)(v), Seller shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim, and the applicable Buyer Group Members shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Seller in connection therewith; provided, that (i) if the Losses and Expenses associated with such Third Person Claims are reasonably likely to exceed $5 million in the aggregate or (ii) if any Third Person Claim arising out of or relating to the matter set forth in Section 11.1(a)(v) have not been finally resolved in accordance with this Article XI on or prior the six-month anniversary of the Closing Date, then Buyer shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of such Third Person Claim (but, in the case of the foregoing clause (ii) only with respect to such matter), and Seller shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Buyer in connection therewith. Whether Seller or Buyer has the right to conduct and control the defense, compromise or settlement of any such Third Person Claim arising out of or relating to the matters set forth in Section 11.1(a)(v) (as applicable, the “Controlling Party”), (i) the other party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim, and (ii) the Controlling Party shall not, without the written consent of the other party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim.

11.5. Exclusive Remedies. Except in the case of fraud and except for injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

11.6. Other Limitations on Indemnification.

(a) The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually realized by the Indemnified Party as a result of any indemnification, contribution or other payment by any third party and (ii) any insurance proceeds or other amounts actually realized by the Indemnified Party from third parties with respect to such Losses, in each case, net of the expenses incurred by such Indemnified Party in procuring such recovery (including, in the case of insurance proceeds, any deductible or self-insured retention amount and any prospective or retrospective premium adjustments).

(b) The Indemnified Party shall take all reasonable actions to mitigate all Losses to the extent required by Requirements of Law.

(c) Notwithstanding anything herein to the contrary, no Indemnitor shall have any liability for any punitive damages, except to the extent such damages are payable to a third party in respect of a Third Person Claim.

11.7. Adjustment to Purchase Price. The parties agree that any payment made by an Indemnitor to an Indemnified Party under this Article 11 shall constitute a dollar-for-dollar increase or decrease, as applicable, of the Purchase Price.

ARTICLE XII

TERMINATION

12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing shall not have occurred on or before August 31, 2017 (the “Termination Date”); provided, that either party, if not in material breach of its obligations under this Agreement, may by written notice to the other party extend the Termination Date by up to 45 days; provided, further, that the failure of the Closing to have occurred on or prior to such date is not the result of a material breach by the party seeking to exercise such right of any of its obligations under this Agreement and that the party seeking to exercise such right is not then in material breach of any of its obligations under this Agreement;

(c) by Buyer in the event of any material breach by Seller of any of Seller’s agreements, representations or warranties contained herein and the failure of Seller to cure such breach within seven days after receipt of notice from Buyer requesting such breach to be cured; or

(d) by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Seller requesting such breach to be cured.

12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3. Effect of Termination. If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the 12-month anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

13.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.3. No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations.

13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by overnight courier service addressed as follows:

If to Buyer, to:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: Eric Jacobson, Vice President, Associate General Counsel

If to Seller, to:

NantHealth, Inc.

9920 Jefferson Blvd.

Culver City, CA 90232

Attention: Charles Kim, General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.5. Successors and Assigns.

(a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other, except that the rights of Buyer hereunder may be assigned in whole or part prior to the Closing, without the consent of Seller, to any corporation, limited liability company or other entity all of the outstanding equity interests of which are, directly or indirectly, owned or controlled by Buyer; provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

13.6. Access to Records after Closing.

(a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller with respect to the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

13.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.12. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

13.13. Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets

(a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or

(b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 7.3. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

13.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

13.15. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.16. Submission to Jurisdiction. Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any Delaware state court or federal court of the United States located in the State of Delaware) and waive any and all objections to jurisdiction that they may have under the laws of the State of Delaware or the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

Allscripts Healthcare Solutions, Inc.

By:	/s/ Rick Poulton
Name:	Rick Poulton
Title:	President

SELLER:

NantHealth, Inc.

By:	/s/ Charles Kim
Name:	Charles Kim
Title:	General Counsel

Signature Page to Asset Purchase Agreement